Exhibit 1.01

EQUITY PURCHASE AGREEMENT

by and among

MCGRATH RENTCORP

ADLER TANK RENTALS, LLC

and

IRONCLAD ENVIRONMENTAL SOLUTIONS, INC.

DATED AS OF FEBRUARY 1, 2023

TABLE OF CONTENTS

i

SCHEDULES

Schedule 1.1(a) - Permitted Liens

Schedule 1.1(b) - Reimbursed CapEx

Schedule 1.1(c) - Pre-Closing Asset Transfer – Transferred Real Property

Schedule 1.1(d) - Pre-Closing Asset Transfer – Transferred Personal Property

Schedule 1.1(e) - Pre-Closing Asset Transfer – Shared Personal Property Leases and Fleet Management Agreements

Schedule 2.3(a)(x) - Retained Owned Real Properties

Schedule 2.3(a)(xi) - Assigned Real Property Leases

Schedule 3.4 - Financial Statements

Schedule 3.5 - Consents and Approvals; No Violations

Schedule 3.6 - Material Contracts

Schedule 3.7 - Absence of Changes

Schedule 3.8 - Litigation

Schedule 3.9 - Compliance with Applicable Law; Permits; Anti-Corruption and Anti-Bribery

Schedule 3.10 - Employee Benefit Plans

Schedule 3.11 - Environmental Matters

Schedule 3.12(a) - Intellectual Property

Schedule 3.13(a) - Business Employees

Schedule 3.13(b) - Independent Contractors

Schedule 3.13 - Labor Matters

Schedule 3.14 - Insurance

Schedule 3.15 - Tax Matters

Schedule 3.17(b) - Leased Real Property

Schedule 3.18(a) - Material Vendors

Schedule 3.18(b) - Material Customers

Schedule 3.19 - Related Party Transactions

Schedule 3.20(a) - Government Contracts

Schedule 3.21(b) - Assets; Sufficiency

Schedule 4.3 - Seller Consents and Approvals; No Violations

Schedule 5.3 - Buyer Consents and Approvals; No Violations

Schedule 6.14 - Post-TSA Transferred Assets

EXHIBITS

Exhibit A - Example Statement of Net Working Capital

Exhibit B - Form of Lease Agreement

Exhibit C - Form of Lease Assignment

Exhibit D - Estimated Closing Statement

Exhibit E - RWI Policy

Exhibit F - Purchase Price Allocation

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 1, 2023, is made by and among McGrath RentCorp, a California corporation (“Seller”), Adler Tank Rentals, LLC, a Delaware limited liability company (the “Company”), and Ironclad Environmental Solutions, Inc., a Delaware corporation (“Buyer”). Seller, the Company and Buyer shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding equity interests of the Company (collectively, the “Interests”);

WHEREAS, the Company operates the Business;

WHEREAS, prior to the date hereof, Seller and the Company have completed the Pre-Closing Asset Transfer; and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Company and Buyer hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounting Principles” means (i) GAAP applied using the principles, practices, methodologies and procedures used by Seller in the preparation of the Annual Financial Statements for 2021 or (ii) to the extent different therefrom, the principles, practices, methodologies and procedures used by Seller in the preparation of the Example Statement of Net Working Capital (in which case, and only to the extent different therefrom, the principles, practices, methodologies and procedures used by Seller in the preparation of the Example Statement of Net Working Capital shall govern).

“Accrued Income Taxes” means the aggregate liability owing and unpaid as of the Closing Date for Separate Company Income Taxes of the Company for taxable periods beginning after December 31, 2021 and ending on the Closing Date (including the pre-Closing portion of any Straddle Period) completed in accordance with the past practice of the Company in preparing Separate Company Income Tax Returns (including reporting positions, electives and accounting methods) and only with respect to those jurisdictions in which the Company has previously filed Separate Company Income Tax Returns and any jurisdictions in which the Company has commenced operations since December 31, 2021; provided, that, notwithstanding anything in this

Agreement to the contrary, for purposes of calculating any such liability for Separate Company Income Taxes: (i) all Transaction Tax Deductions shall be taken into account and all such Transaction Tax Deductions shall be treated as occurring prior to the Closing to the extent permitted by applicable Law; (ii) any overpayment or credit of Taxes (including estimated Taxes) that may be credited against and reduce a particular liability for Separate Company Income Taxes shall be taken into account; (iii) any Separate Company Income Taxes with respect to transactions occurring outside the Ordinary Course of Business on the Closing Date after the time of the Closing and any Separate Company Income Taxes attributable to any financing arrangements entered into by or at the direction of Buyer or its Affiliates either before or after the Closing, shall be excluded; (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded; (v) any Separate Company Income Taxes to the extent the amount of such Separate Company Income Taxes is taken into account in Seller Expenses shall be excluded; and (vi) all deferred Income Tax assets and liabilities (within the meaning of GAAP) shall be excluded.

“Acquired Employee Benefit Plan” means each Employee Benefit Plan sponsored and maintained by the Company.

“Action” means any claim, complaint, charge, demand, notice, assessment, action, suit, arbitration, litigation, investigation, audit, administrative enforcement proceeding or legal proceeding (whether at law or in equity, whether civil or criminal) to, before or by any Governmental Entity.

“Actual Adjustment” means (i) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (ii) the Estimated Purchase Price.

“Adjustment Escrow Account” has the meaning set forth in Section 2.4(a)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.4(a)(i).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account plus all interest and income then held in the Adjustment Escrow Account.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of the Company are not Affiliates of the Company.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means, collectively, the Escrow Agreement, the RCA and each other agreement, certificate, instrument or document entered into or delivered in connection with the transactions contemplated hereby, including pursuant to Section 2.3(a) and Section 2.3(b) hereof.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Assets” has the meaning set forth in Section 3.21(a).

“Assumed Liabilities” means all Liabilities to the extent relating to or arising solely out of the Business, but excluding any Excluded Liabilities.

“Business” the business, activities and operations of the “Adler Tank Rentals” business segment of Seller, including providing customers across the United States with (a) rental and associated rental services related to containment solutions for hazardous and non-hazardous waste, (b) rental and associated rental services related to containment solutions for chemical and industrial products, (c) rental services related to industrial pumping, (d) rental services related to mobile filtration, (e) related field services to install and connect such equipment for containment solutions, industrial pumping, and mobile filtration, (f) hazardous and non-hazardous waste hauling and (g) rental and sale of ancillary products related to such equipment for containment solutions, industrial pumping, and mobile filtration, and all business, activities and operations of the “Adler Tank Rentals” business segment of Seller reflected in its Financial Statements.

“Business Data” has the meaning set forth in Section 6.14.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Alameda County, California are open for the general transaction of business.

“Business Employee” means all employees of Seller or any of its Affiliates set forth on Schedule 3.13(a).

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Cash” means the aggregate amount of all cash of the Company as of immediately prior to the Closing, determined in accordance with the Accounting Principles. Notwithstanding anything contained herein to the contrary, “Cash” shall (i) include cash resulting from checks, wires and drafts, received or deposited by the Company, as applicable, as of immediately prior to the Closing that clear thereafter and (ii) exclude the amount of any checks, wires or drafts written or sent by the Company as of immediately prior to the Closing that clear thereafter.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“COBRA” has the meaning set forth in Section 3.10(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.6(a)(vii).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Marks” has the meaning set forth in Section 6.12(f).

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, a material adverse effect upon the condition (financial or other), business, assets, liabilities, capitalization, results of operations or prospects of the Company or the Business, taken as a whole.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 30,2022, by and between the Company and Kinderhook Industries, LLC (an affiliate of Buyer).

“Consent” means any consent, approval or authorization required to be obtained from any Person, including any Governmental Entity, or under any Law.

“Consolidated Income Tax” shall mean any Income Tax payable with respect to any Affiliated Group that includes for the relevant period both the Company and Seller (or any direct or indirect parent of Seller) or any of its Affiliates (other than the Company).

“Contracts” means all agreements, contracts, instruments, options, leases and subleases, purchase orders, warranties, notes, bonds, mortgages, indentures, obligations, arrangements, commitments, undertakings, understandings, licenses, mentor-protégé agreements and other legally binding commitments, whether written, oral or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Current Government Contracts” has the meaning set forth in Section 3.20(a).

“Data Room” has the meaning set forth in Section 8.5.

“Data Security Requirements” means the following, in each case to the extent relating to any Systems, any Personal Information, or any matters relating to data privacy, protection, security or Processing: (i) all applicable Laws and any related security breach notification requirements; (ii) the Company’s own respective internal and external past and present rules, policies, and procedures; (iii) industry standards to which the Company purports to comply with or be bound, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS); and (iv) contracts to which the Company is bound or has made or agreed to comply with.

“Employee Benefit Plan” means each employee benefit or compensatory plan or arrangement, including any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), stock purchase, severance, retention, employment, individual consulting, transaction, change of control, deferred compensation, supplemental retirement, pension, profit sharing, bonus, incentive, stock option, restricted stock, stock appreciation right or other equity or equity-like incentive, health, welfare, accident, vacation, paid time off and each other material employee benefit plan, program, agreement or arrangement that (i) provides benefits or compensation to any Business Employee, (ii) that is maintained or sponsored or contributed to (or required to be contributed to) by Seller in respect of the Business Employees, (iii) to which the Company contributes or is obligated to contribute to, or (iv) under or with respect to which the Company has any current or contingent liability or obligation.

“Enterprise Value” means $265,000,000.

“Environmental Laws” means all Laws, Orders and contractual obligations in effect as of or prior to the Closing Date relating to pollution or protection of the environment or natural resources, human or worker health and safety (to the extent relating to exposure to Hazardous Substances), or regarding the manufacture, use, handling, transportation, treatment, storage, disposal, distribution, discharge, release, or cleanup of, or exposure to, any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital determined as of September 30, 2022 and attached as Exhibit A hereto.

“Excluded Assets” means all assets, properties and rights of every nature, kind and description, of Seller and its Affiliates that are not owned by the Company as of immediately following the Closing.

“Excluded Liabilities” means (i) all Liabilities of Seller and its Affiliates (including the Company) that are not Assumed Liabilities, (ii) all Liabilities attributable to or arising out of the Actions (x) Helena Cruz v. McGrath Rentcorp, Case No. 22CV013281 or (y) Robert Grogan v. McGrath Rentcorp, Case No. 3:22-cv-00490-AGT, or the facts and circumstances underlying such actions, including the cybersecurity attack described on Schedule 3.12, (iii) all Liabilities retained or for which Seller will be responsible in accordance with Section 6.6(b) and Section 6.6(d), (iv) all Liabilities attributable to or arising out of any Excluded Asset and (v) all Liabilities (including Taxes) attributable to or arising out of the Pre-Closing Reorganization.

“Final Purchase Price” has the meaning set forth in Section 2.4(b)(iv).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means actual and intentional common law fraud as defined under the Law of the State of Delaware (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories) by a Party with respect to the representations and warranties in Article 3, Article 4 or Article 5.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) obligations for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business), (iii) indebtedness evidenced by any note, debenture or other debt security, (iv) all reimbursement obligations with respect to the letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other similar instruments, in each case, solely and the extent drawn, (v) Accrued Income Taxes and all obligations of the Company in respect of deferred payroll Taxes pursuant to the CARES Act, (vi) any outstanding bonus or deferred compensation obligations in respect of any Business Employees (including, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes related thereto), (vi) capital leases, (vii) payment obligations under settlement agreements entered into prior to Closing (other than any Excluded Liabilities), (viii) guarantees by the Company (to the extent of the amount of such guarantees) of any indebtedness of a third party described in the foregoing clauses (i) through (vii), and (ix) Taxes (including penalties and interest) payable with respect to Adler California Sales Tax Audit OTA Case No: 18011850, examination period July 1, 2010 to December 31, 2013. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (1) undrawn amounts under letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other similar instruments, (2) any Liability with respect to customer or security deposits, (3) any deferred revenue, (4) amounts included as Seller Expenses or (5) amounts otherwise taken into account in the calculation of Net Working Capital.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Bid” means any offer, quotation, bid or proposal, which, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract that is (i) between the Company, on the one hand, and a Governmental Entity, on the other hand, or (ii) entered into by the Company as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another entity and a Governmental Entity.

“Governmental Entity” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or (ii) federal, state, local, municipal, foreign or governmental entity of any nature (including any governmental division, subdivision, agency, bureau, branch, department, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal, including an arbitral tribunal).

“Hazardous Substances” means any toxic or hazardous material, substance, chemical, pollutant, or waste as those terms are defined by any Environmental Law, or any other substance, material or waste declared, regulated, classified or defined, or for which standards of conduct or Liability may be imposed, under or pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radiation, lead, silica, and toxic mold.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax).

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnified Taxes” means, without duplication, (a) all Consolidated Income Taxes of the Company for any Pre-Closing Tax Period or (b) all Taxes of any member (other than the Company) of any Affiliated Group of which the Company is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property Assignment Agreements” means those certain (i) Domain Name Assignment Agreement, dated as of the date hereof, by and among Seller and the Company,

pursuant to which Seller makes an assignment to, the Company of all right, title, and interest in and to certain domain names identified therein and (ii) Assignment Agreement, dated as of the date hereof, by and between Seller and the Company, pursuant to which Seller makes an assignment to, the Company of all rights, obligations and liabilities under proprietary rights agreements with employees working within the Adler division.

“Intellectual Property Rights” means all intellectual property rights in any of the following in any jurisdiction worldwide, including all: (i) patents, and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations of any of the foregoing, (ii) trademarks, logos, trade names, corporate names, service marks and other indicia of source or origin (and all goodwill associated therewith and all registrations and applications therefor) (“Trademarks”), (iii) copyrightable works of authorship, copyrights (and all registrations, renewals and applications therefor), (iv) trade secrets and other confidential and proprietary information, including know-how, technical data, databases, and collections of data, (v) internet domain names and social media accounts and handles (“Internet Properties”), and (vi) Software, in each case, to the extent protectable by applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 6.5(f).

“Interests” has the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“K&E” has the meaning set forth in Section 8.17(b).

“Kinderhook” means Kinderhook Industries, LLC, a Delaware limited liability company.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Fixed Asset Register” has the meaning set forth in Section 3.4(a).

“Law” means applicable laws (including common laws), statutes, rules, regulations, codes, ordinances, Orders and Permits of all applicable Governmental Entities.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Liability” means, with respect to any Person, any liability, obligation or commitment of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation, easement, condition, option (including any right to acquire), retention right, attachment, preemptive right, conditional sale or other title retention agreement, title defect, assessment, lease, levy, encroachment, transfer restriction, charge of any kind or other adverse claim or restriction (including any right of first refusal or right of first offer), as security or otherwise, in each case whether arising by Contract, Law or otherwise. For the avoidance of doubt, “Lien” shall be deemed to not include any non-exclusive licenses or sublicenses with respect to Intellectual Property Rights.

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines, penalties, Taxes and costs and expenses (including reasonable fees and expenses of Representatives); provided, however, that with respect to the indemnification obligations under Article 7, unless payable to a third party, “Losses” shall not include (i) any punitive, special, consequential, treble, exemplary, incidental, speculative, remote or indirect damages, in each case, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any party’s sole, joint or concurrent negligence, strict liability or other fault or (ii) damages measured by (A) lost profits or lost business, loss of enterprise value, diminution in value of any business, damage to reputation or loss of good will or (B) a multiple of earnings, revenue or any other financial metric.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Customer” has the meaning set forth in Section 3.18(b).

“Material Vendor” has the meaning set forth in Section 3.18(a).

“MoFo” has the meaning set forth in Section 8.17(a).

“Net Working Capital” means (i) the aggregate value of those current assets of the Company, as of immediately prior to the Closing that are included in the line item categories of current assets specifically identified in the Example Statement of Net Working Capital, less (ii) the aggregate value of those current liabilities of the Company, as of immediately prior to the Closing that are included in the line item categories of current liabilities specifically identified in the Example Statement of Net Working Capital, in each case, determined without duplication as of immediately prior to the Closing and calculated in accordance with the Accounting Principles and as further specifically set forth in the Example Statement of Net Working Capital (including with respect to establishing levels of reserves). Notwithstanding the foregoing, “Net Working Capital” shall exclude any amounts related to (1) any Income Tax assets and liabilities and any deferred Tax assets and liabilities, (2) Cash, (3) any intercompany payables or receivables, (4) Funded Indebtedness, (5) Seller Expenses and (6) Reimbursed CapEx unpaid. In determining whether any specific account or sub-account on the balance sheet is included or excluded from Net Working Capital, treatment will be consistent with the Example Statement of Net Working Capital.

“Net Working Capital Adjustment” means (i) the amount (expressed as a positive number) by which Net Working Capital exceeds the Net Working Capital Target or (ii) the amount (expressed as a negative number) by which Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Target” means $9,766,000.

“Non-Party Affiliates” has the meaning set forth in Section 8.18.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award, or executive order of or by any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company materially consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the COVID-19 Pandemic).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Permit” means any permit, license, sublicense, registration, authorization, Consent, clearance, certificate, variance, filing, franchise, approval or similar right issued by or obtained from a Governmental Entity.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or that are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made therefor in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Company’s present uses or occupancy of such real property; (iv) Liens securing the obligations of the Company under the Funded Indebtedness (provided, that such Liens will be released in conjunction with the Closing), (v) Liens granted to any lender at the Closing in connection with any financing by Buyer or its Affiliates of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (vii) Liens described on Schedule 1.1(a), (viii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed in the Ordinary Course of Business, (ix) purchase money Liens and Liens securing rental payments under lease arrangements (including, capital leases) in the Ordinary Course of Business, (x) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws and (xi) Liens arising under securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any data or information that (i) identifies or could reasonably be linked, directly or indirectly, with a natural person, or (ii) is regulated or protected as “personal information”, “personally identifiable information” or its equivalent under applicable Laws.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date and the portion of any Straddle Period beginning on the date immediately following the Closing Date.

“Pre-Closing Asset Transfer” means the transfer by the Company to Seller or its Affiliates of the real properties set forth on Schedule 1.1(c) hereto, the assignment by Seller or its Affiliates to the Company of the real property leases set forth on Schedule 2.3(a)(xi) hereto and the splitting up of the agreements set forth on Schedule 1.1(e) hereto in order for the Company to have its own such agreements.

“Pre-Closing Reorganization” means, collectively, the Pre-Closing Asset Transfer and the transactions contemplated by the Intellectual Property Assignment Agreements.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

“Processing” or “Processed” means access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, compromise, modification, manipulation, transmit, performance of operations on, enhancement, aggregation, destruction, theft, loss, security or disposal of or to, any data or information or any System.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus, (iii) the amount of Cash (up to an amount no greater than $500,000), minus (iv) the amount of Closing Date Funded Indebtedness, minus (iv) the amount of Unpaid Seller Expenses, plus (v) the amount of Reimbursed CapEx, plus (vi) $35,000 (which represents remaining rental payments under the real property lease with respect to 405 East Bodley Street, Memphis, TN).

“Purchase Price Allocation” has the meaning set forth in Section 6.5(g).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“RCA” has the meaning set forth in Section 2.3(a)(vii).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property as a tenant.

“Registered IP” has the meaning set forth in Section 3.12(a).

“Reimbursed CapEx” means the sum of the amount of the capital expenditures, capital additions and capital improvements set forth on Schedule 1.1(b) (Reimbursed CapEx) (the “Scheduled Reimbursed CapEx”), to the extent paid by the Company as of immediately prior to the Closing.

“Related Party” means any officer, director, Affiliate or equityholder of the Company or any of its Affiliates, including Seller, or member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or equityholder of the Company or any of its Affiliates, including Seller, or any corporation, partnership, trust or other entity in which any such director, officer, equityholder or family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Related Party shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, injection, deposit, escaping, dumping, emptying, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, or into or out of any property.

“Representatives” means, with respect to any Person, any and all officers, directors, employees, equityholders, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents of such Person.

“Retained Business” means, collectively, all business, activities and operations of Seller and its Subsidiaries other than the Business.

“Retained Owned Real Properties” has the meaning set forth in Section 2.3(a)(x).

“RWI Policy” has the meaning set forth in Section 5.7.

“Scheduled Reimbursed CapEx” has the meaning set forth in the definition of Reimbursed CapEx.

“Schedules” means the disclosure schedules to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Consolidated Group” shall mean any Affiliated Group that includes or included one or more members of the Seller Group and the Company.

“Seller Consolidated Tax Return” shall mean all Tax Returns with respect to any Seller Consolidated Group.

“Seller Expenses” means, without duplication, the collective amount of all fees, costs and expenses incurred or that will be incurred by or on behalf of any of the Company or Seller in connection with the negotiation, preparation, documentation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case, solely to the extent the Company may have Liability, including (i) the fees, costs and expenses of MoFo and Goldman Sachs, (ii) any Taxes payable by Seller pursuant to Section 6.5(e), (iii) any sale bonuses, change of control payments, retention payments, severance payments or similar amounts payable by the Company as of the Closing solely as a result of the consummation of the transactions contemplated herein or a termination of employment that occurs prior to the Closing and not as a result of Buyer action, plus the amount of the employer portion of any employment Taxes payable with respect thereto, (iv) the premium for the RWI Policy payable by Seller in accordance with Section 6.7 and (v) any amounts payable with respect to the Pre-Closing Asset Transfer; provided, that “Seller Expenses” shall not include any amount which is included in the calculation of Funded Indebtedness.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller Marks” has the meaning set forth in Section 3.12(d).

“Separate Company Income Tax” means any Income Tax that is payable by the Company on a separate entity basis, excluding, for the avoidance of doubt, any Tax payable by or with respect to any Seller Consolidated Group.

“Separate Company Income Tax Return” shall mean a Separate Company Tax Return with respect to any Income Tax.

“Separate Company Tax Return” shall mean a Tax Return that is filed by the Company on a separate entity basis, excluding for the avoidance of doubt, any Tax Return that is filed by or on behalf of a Seller Consolidated Group including any Seller Consolidated Tax Return.

“Shared Contract” has the meaning set forth in Section 3.6(a)(xvi).

“Software” means all (a) computer software, programs, applications, operating systems, firmware and software implementations of algorithms, models and methodologies, whether in source code, object code or any other form, and (b) related documentation (including specifications and developer notes) used by or for the Company in the conduct of the Business, in each case excluding any off-the-shelf software with a replacement cost or aggregate annual fee of no more than $100,000.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” means all computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology assets, including all documentation related to the foregoing; in each case used by or for, or otherwise relied on by the Company in the conduct of the Business.

“Tax” means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Contest” has the meaning set forth in Section 6.5(d).

“Tax Return” means any return, election, designation, form, declaration, report, claim for refund or information return, statement or any other document filed or required to be filed with any Governmental Entity with respect to Taxes, and including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Advisor Invoice” has the meaning set forth in Section 2.3(a)(vi).

“Third-Party Claim” has the meaning set forth in Section 7.4.

“Transaction Tax Deductions” means all amounts to the extent deductible for Income Tax purposes that are related to or arise out of the transactions contemplated by this Agreement, including, without duplication: (i) the Seller Expenses; (ii) any fees, costs and expenses of the Company attributable to or arising out of the transactions contemplated by this Agreement; (iii) all success based fees of professionals (including investment bankers and other consultants and advisors and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”) paid by or on behalf of the Company in connection with this Agreement; (iv) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Closing Date Funded Indebtedness; (v) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of the Company contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, included as an accrual in the computation of Net Working Capital or Funded Indebtedness and (vi) any payroll Taxes imposed with respect to any of the foregoing.

“Transferred IT Assets” has the meaning set forth in Section 6.14.

“Transition Services Agreement” means that certain Transition Services Agreement, by and among Seller, the Company and the Buyer, dated as of the date hereof.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

Article 2
CLOSING; PURCHASE

Section 2.1 Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof remotely by means of delivery and exchange of the documents and instruments and signatures required to be delivered by each Party by electronic mail (as portable document format (.pdf) files) and wire transfer of funds, or another time, date or place as mutually agreed to in writing by Buyer and Seller. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2 Purchase. At the Closing, subject to the terms and conditions set forth herein, Buyer shall purchase and accept from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to the Interests, free and clear of all Liens, other than Liens arising under securities Laws. The delivery to Buyer of the Interests as contemplated in this Agreement will transfer to Buyer legal and beneficial right, title and interest in and to the Interests, free and clear of all Liens, other than Liens arising under securities Laws.

Section 2.3 Deliveries at Closing.

(a) Prior to or at the Closing, Seller shall have delivered the following closing documents:

(i) the Escrow Agreement, executed by Seller and the Escrow Agent;

(ii) a properly completed IRS Form W-9, executed by Seller;

(iii) resignations or documents evidencing the removal, effective as of the Closing, with respect to each director of the Company;

(iv) evidence of release of the Company as a guarantor from the Second Amended and Restated Guaranty, dated as of July 15, 2022, by and among Bank of America, N.A., the Company, Mobile Modular Management Corporation and Enviroplex, Inc. in connection with Seller’s Second Amended and Restated Credit Agreement, dated as of July 15, 2022, by and among Bank of America, N.A., Seller and the other parties thereto;

(v) evidence of release of the Company from the U.S. Bank Commercial Card & Account Program, dated as of November 1, 2017, by and between U.S. Bank and McGrath;

(vi) a copy of an invoice, in a customary form, from, as applicable, each Person that is a third-party advisor of Seller or the Company of the type that customarily provides invoices to whom an Unpaid Seller Expense is payable, indicating the amount of such Unpaid Seller Expenses (each, a “Third-Party Advisor Invoice”);

(vii) a Restrictive Covenant Agreement (the “RCA”), executed by Seller;

(viii) the Transition Services Agreement, executed by Seller;

(ix) each of the Intellectual Property Assignment Agreements, executed by Seller and Company;

(x) lease agreements, in the forms attached hereto as Exhibit B, by and between Seller and the Company, for each of the properties listed on Schedule 2.3(a)(x) (the “Retained Owned Real Properties”);

(xi) assignments of lease, in the form attached hereto as Exhibit C, by and between Seller and the Company, for each of the properties listed on Schedule 2.3(a)(xi); and

(xii) certificates of good standing (or the equivalent) for the Company from its jurisdiction of formation, dated within five (5) Business Days of the Closing Date.

(b) Prior to or at the Closing, Buyer shall have delivered the following closing documents:

(i) a certified copy of the resolutions of Buyer’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(ii) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(iii) the Transition Services Agreement, executed by Buyer; and

(iv) the RCA, executed by Buyer.

Section 2.4 Purchase Price.

(a) Estimated Purchase Price. Attached hereto as Exhibit D is a written statement (the “Estimated Closing Statement”), setting forth the Company’s good faith estimates of (i) the Net Working Capital (and corresponding Net Working Capital Adjustment), (ii) the amount of Cash, (iii) the amount of Closing Date Funded Indebtedness, (iv) the amount of Unpaid Seller Expenses, (v) the amount of Reimbursed CapEx and (vi) the Purchase Price based thereon (the “Estimated Purchase Price”). At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following:

(i) to the Escrow Agent, pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among Seller, Buyer and PNC Bank, National Association (the “Escrow Agent”), $2,000,000 of cash (such amount, the “Adjustment Escrow Amount”) shall be deposited into an adjustment escrow account (the “Adjustment Escrow Account”);

(ii) to each recipient of payment in respect of Unpaid Seller Expenses, an amount equal to the applicable portion of the Unpaid Seller Expenses subject to such recipient’s Third-Party Advisor Invoice, as specified in the Estimated Closing Statement; and

(iii) to Seller, an amount equal to the Estimated Purchase Price, minus the Adjustment Escrow Amount.

(b) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller proposed good faith calculations of (A) the Net Working Capital (and corresponding Net Working Capital Adjustment), (B) the amount of Cash, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses, (E) the amount of Reimbursed CapEx and (F) the Purchase Price based thereon (collectively, the “Proposed Closing Date Calculations”), in each case, including reasonably detailed calculations of the components thereof and prepared in a manner consistent with the definitions thereof. In furtherance of the foregoing, Buyer acknowledges and agrees that the Accounting Principles are not intended to permit the introductions of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those used by the Company. Seller shall, and shall cause its Affiliates to, make their financial records, the Company’s books and records and the working papers of their accountants, as well as the employees of Seller, reasonably available to Buyer and its accountants and other representatives (and Buyer and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at regular business hours, in such a manner as to not interfere with the normal operation of Seller (subject to the execution of customary work paper access letters, if requested) solely for the purpose of assisting Buyer and its accountants and other Representatives in its preparation of the Proposed Closing Date Calculations. In the event that such access is not made reasonably available to Buyer and its accounts and other representatives in a reasonably timely manner, the delivery date for Buyer to deliver to Seller the Proposed Closing Date Calculations shall be extended until a date mutually agreed between the Parties.

(ii) If Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, then Buyer and Seller agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and corresponding Net Working Capital Adjustment), Cash, Closing Date Funded Indebtedness, Unpaid Seller Expenses, Reimbursed CapEx and Purchase Price, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45)-day period (or such longer period as may be extended in accordance with this paragraph), Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. Any Purchase Price Dispute Notice must set forth in reasonable detail (x) any item on the Proposed Closing Date Calculations which Seller believes has not been prepared in accordance with this Agreement and (y) Seller’s alternative calculation of the Net Working Capital (and corresponding Net Working Capital Adjustment), the amount of Cash, the amount of Closing Date Funded Indebtedness, the amount of Unpaid Seller Expenses, the amount of Reimbursed CapEx, and Purchase Price, as applicable. If Seller delivers a Purchase Price Dispute Notice to Buyer within such forty-five (45)-day period, (A) the Parties shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to deliver to Seller or Buyer, as the case may be, by wire transfer of immediately available funds, the undisputed portion of the Adjustment Escrow Amount and (B) Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Seller. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of Moss Adams or if Moss Adams refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm reasonably agreed upon by Buyer and Seller (Moss Adams or such agreed accounting firm, as applicable, the “Accounting Firm”), the determination of such Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. Any item not specifically submitted to the Accounting Firm for resolution shall be deemed final and binding on the Parties as set forth in the Purchase Price Dispute Notice, in the Proposed Closing Date Calculations (but only to the extent such item is not set forth in the Purchase Price Dispute Notice), or as otherwise resolved in writing by Buyer and Seller. The Accounting Firm shall be instructed, and Buyer and Seller shall (and Buyer shall cause the Company to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an expert and not as an arbitrator) of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure pursuant to this Section 2.4(b), all prior discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence and neither Party may discuss, use or rely upon the other Party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm. In connection with the dispute resolution procedures set forth in this Section 2.4(b), Buyer and Seller agree to execute, if requested by the Accounting Firm, an engagement letter in customary form that is reasonable satisfactory to each of Buyer and Seller; provided, that in the event that either Buyer or Seller refuses to execute such an engagement letter or otherwise fails to cooperate with the other Party and the Accounting Firm in accordance with the dispute resolution procedures set forth in this Section 2.4(b) (as reasonably determined by the other Party), the other Party shall be permitted to unilaterally engage the Accounting Firm to render a determination of the applicable dispute in accordance with the procedures set forth in this Section 2.4(b) and the Accounting Firm shall be permitted to rely on any such unilateral engagement to the same extent as if the Accounting Firm were mutually engaged by Buyer and Seller, and Buyer and Seller agree that in the event of any such engagement, the determination of the Accounting Firm with respect to such dispute shall be conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable.

(A) Within fifteen (15) days after the engagement of the Accounting Firm, Seller and Buyer shall submit their respective positions with respect to the items set forth in the Purchase Price Dispute Notice in the form of a written report, a copy of which shall be delivered to the other Party upon submission to the Accounting Firm, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that at the Accounting Firm’s request, or as mutually agreed by Seller and Buyer, Seller and Buyer may meet with the Accounting Firm so long as representatives of both Seller and Buyer are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Seller and Buyer and oral submissions by Seller and Buyer at meetings held in compliance with the prior sentence (i.e., not on independent review) and on the definitions and other terms included in this Agreement; provided, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Buyer or Seller in the written reports submitted to the Accounting Firm. In the absence of manifest error by the Accounting Firm and Fraud, the Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable, and any Party may seek to enforce such decision in a court of competent jurisdiction. The Accounting Firm shall complete its review within thirty (30) days of receiving the materials set forth in this Section 2.4(b)(ii)(A).

(B) The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne 50% by Seller and 50% by Buyer; provided, that the fees and disbursements of the Accounting Firm shall ultimately be allocated between Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and corresponding Net Working Capital Adjustment), Cash, Closing Date Funded Indebtedness, Unpaid Seller Expenses, Reimbursed CapEx and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Buyer and the Company shall, and shall cause the Company to, make their financial records, the Company’s books and records and the working papers of Buyer’s accountants prepared in connection with preparation of the Proposed Closing Date Calculations, as well as the employees of the Company, reasonably available to Seller and its accountants and other representatives (and Seller and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at regular business hours, in such a manner as to not interfere with the normal operation of Buyer or the Company (subject to the execution of customary work paper access letters, if requested) solely for the purpose of assisting Seller and its accountants and other Representatives in its review of the Proposed Closing Date Calculations and any objections or disputes with respect thereto.

(iv) The final, conclusive and binding Purchase Price as determined in accordance with this Section 2.4(b) will be referred to as the “Final Purchase Price”.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this

Section 2.4, Buyer shall, or shall cause the Company, to pay to Seller an aggregate amount equal to such positive amount by wire transfer or delivery of immediately available funds.

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Adjustment Escrow Funds an amount equal to the lesser of (i) the absolute value of such negative amount and (ii) the amount of the then-remaining Adjustment Escrow Funds.

(iii) Within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4 (and concurrent with the payments made or the instructions delivered pursuant to Section 2.4(c)(i) or Section 2.4(c)(ii), as applicable), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller any Adjustment Escrow Funds not distributed to Buyer pursuant to Section 2.4(c)(ii).

(iv) For the avoidance of doubt, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Buyer and its Affiliates for any negative Actual Adjustment and Seller shall not have any liability or obligation under this Section 2.4 for any portion of the Actual Adjustment in excess of the amount of the then-remaining Adjustment Escrow Funds.

(v) Any amounts which become payable pursuant to this Section 2.4(c) will constitute an adjustment to the Purchase Price for all purposes.

(d) Accounting Principles. The Estimated Closing Statement, the Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated for the Company in accordance with the Accounting Principles and the definitions and other terms included in this Agreement, except that such statements, calculations and determinations shall: (i) not include any purchase accounting or other adjustment arising out of or resulting from the consummation of the transactions contemplated by this Agreement and (ii) be based on facts and circumstances as they are known to exist prior to the Closing and shall exclude the effects of any act, decision or event occurring on or after the Closing or any acts, decisions, events, judgments or estimates made by Buyer.

Section 2.5 Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that such amounts are so withheld and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall use commercially reasonable efforts to provide Seller with at least five (5) Business Days’ prior written notice of any such withholding and to provide Seller a reasonable opportunity to establish (to Buyer’s satisfaction, exercised in good faith) any available exemption from, or reduction in, such withholding.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules (subject to Section 8.6), each of Seller and the Company represents and warrants to Buyer as follows, on and as of the date hereof, except to the extent such representations and warranties are made on and as of a specified date, as of such date:

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and assets and to carry on its businesses (including the Business) as now being conducted.

(b) The Company is duly qualified or licensed to transact business (including the Business) and is in good standing (or the equivalent thereof) (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business (including the Business) conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be material to the Business or the Company.

(c) The Company has made available to Buyer true, correct and complete copies of the Company’s Governing Documents, each as currently in effect. The Company is not in violation of any of its Governing Documents.

Section 3.2 Capitalization; No Subsidiaries.

(a) The Interests constitute 100% of the fully diluted issued and outstanding equity interests of the Company. All such issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned beneficially and of record by Seller, free and clear of all Liens, other than Liens arising under securities Laws.

(b) The Company does not have any Subsidiaries.

(c) There are no shares of capital stock or other equity interests or voting or non-voting securities of the Company, other than the Interests. There are (i) no securities of the Company convertible into, exercisable or exchangeable for shares of capital stock, other equity interests or voting or non-voting securities of the Company, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversation rights, exchange rights or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, (iii) no outstanding or authorized calls, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company and (iv) no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of the Company. There is no voting trust or other Contract to which the Company is a party, or to the knowledge of the Company, any other voting agreement or understanding, with respect to the voting of the capital stock, securities or other equity interests of the Company.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and will have the requisite corporate power and authority to execute and deliver each Ancillary Document to which the Company is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been (and the Ancillary Documents to which the Company is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of the Company and no other proceeding (including by Seller) on the part of the Company is necessary to authorize this Agreement and each of the Ancillary Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by the Company and constitutes (or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4 Financial Statements.

(a) Attached hereto as Schedule 3.4(a) are the following financial statements (such financial statements, the “Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related statements of operations for the fiscal years then ended (collectively, the “Annual Financial Statements”), (ii) the unaudited balance sheet and statement of operations of the Business as of September 30, 2022 (the “Latest Balance Sheet”) for the nine (9)-month period then ended, and (iii) the fixed asset register of the Company as of September 30, 2022 (the “Latest Fixed Asset Register”).

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared, in all material respects and taken as a whole, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject to the absence of notes and normal year‑end adjustments, (ii) fairly present, in all material respects and taken as a whole, the financial condition, results of operations (and, in the case of the Latest Fixed Asset Register, the fixed assets) of the Business as of the dates thereof and for the periods therein referred to (subject to the absence of notes and normal year‑end adjustments) and (iii) were prepared in accordance with the books of account and other financial records of the Company.

(c) Neither the Company nor the Business has any material Liability, except for Liabilities (i) specifically reflected or adequately reserved for on the Financial Statements or disclosed in the notes thereto, (ii) have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business that are of the sort and type that would have been reflected on the

Latest Balance Sheet (none of which is a breach of warranty, breach of contract, tort, infringement, violation of Law or an Action) or (iii) set forth on Schedule 3.4(c).

(d) All accounts receivable reflected in the Financial Statements and included in the Net Working Capital represent bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Such accounts receivable are collectible in the Ordinary Course of Business except to the extent of reserves set forth on the face of the Financial Statements or in the Net Working Capital (which reserves are adequate and calculated in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby). Neither Seller nor the Company has received written notice from or on behalf of any obligor of any such accounts receivable that such obligor is unwilling or unable to pay such accounts receivable.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company, is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by the Company of this Agreement nor the execution, delivery and performance by the Company of the Ancillary Documents to which the Company is or will be a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 3.5, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, creation or acceleration under, or require any Consent or notice under, any of the terms, conditions or provisions of any Material Contract or Company Permit, (c) violate any Order or Law of any Governmental Entity having jurisdiction over the Company or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of, or impose on any Person any obligation to create, any Lien upon any of the assets of the Company or the Interests except, in the case of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Company.

Section 3.6 Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”; provided, that those Shared Contracts that will not transfer to Buyer or the Company in connection with the transactions contemplated hereby will not constitute “Material Contracts”) and except for this Agreement, none of (x) the Company, or (y) Seller or any of its Affiliates (but, in the case of clause (y), solely with respect to Contracts for the primary benefit of the Company or the Business, in whole or in part), is a party to or bound by any of the following Contracts (to the extent any such contract remains in effect):

(i) Contract for (A) the employment of any manager, officer, employee, individual consultant or individual independent contractor providing for an annual base salary in excess of $200,000 per year, except for any such Contract that can be terminated by the Company,

Seller or any of its Affiliates for any or no reason without incurring severance obligations or (B) the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;

(ii) Contract under which the Company, Seller or its Affiliates is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $25,000;

(iii) Contract with respect to any material Intellectual Property Rights, including license agreements, development agreements, coexistence agreements and agreements containing covenants not to sue (excluding, in each case, (A) licenses for commercial off the shelf Software licensed from a third party with a replacement cost or aggregate annual fee of no more than $100,000, (B) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business, and (C) any Contracts between Seller, the Company or any of their respective Affiliates and its employees on any of Seller’s, the Company’s or any of their respective Affiliate’s standard form or any such Contracts that are substantially the same, in all material respects, to such standard form);

(iv) partnership agreements and joint venture agreements;

(v) Contract restricting, limiting or prohibiting the Company or the Business from freely engaging in any business, excluding customary non-disclosure or confidentiality agreements or any agreement, contract or commitment entered into in the Ordinary Course of Business;

(vi) Contract that contains any “most favored nation”, exclusivity, preferred provider or minimum commitment terms;

(vii) collective bargaining agreement or any other Contract with any labor union, works council, or other labor organization, employee association or other bargaining representative of Business Employees (each a “Collective Bargaining Agreement”);

(viii) Real Property Leases;

(ix) Contract with a Material Customer or Material Vendor, in each case, other than purchase orders in the Ordinary Course of Business;

(x) Contract with a Related Party;

(xi) Contract relating to any Funded Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of the Company or the Business;

(xii) surety bond or performance bond or similar instrument or indemnity or other agreement governing any surety bond or performance bond or similar instrument;

(xiii) Contract which involves the sale, issuance, repurchase or registration of the Interests;

(xiv) Contract granting any Person an option or a first refusal or similar preferential right to purchase or acquire any material asset of the Company;

(xv) settlement Contract with respect to any Action (A) with any Governmental Entity or (B) where the Business or the Company has any material Liability after the Closing pursuant to such settlement Contract or Proceeding;

(xvi) other than non-exclusive third-party intellectual property licenses, the benefit of which the Business receives under the Transition Services Agreement, Employee Benefit Plans and any agreement that is utilized by, both the Business, on the one hand, and the Retained Business, on the other hand, in each case as is operated in the twelve (12) months immediately prior to the date hereof (each, a “Shared Contract”);

(xvii) commitment or arrangement to enter into any of the foregoing.

(b) Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the Company, Seller or its Affiliate, which is a party to it and enforceable in accordance with its terms against the Company, Seller or its Affiliate, and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), none of the Company, Seller or its Affiliate, and, to the Company’s knowledge, no other party thereto, is in default or breach in any material respect of its obligations under any Material Contract. No event has occurred which (with the passage of time or the giving or notice or both) would reasonably be expected to result in a default or breach by the Company under any Material Contract. None of the Company, Seller or its Affiliate, has received any written notice that any other party to a Material Contract intends not to renew, or to breach, cancel, terminate or renegotiate the existing terms of any Material Contract. None of the Company, Seller or its Affiliate, has, within the twelve (12) months prior to the Closing, received any written notice from any other party to any Material Contract that such other party intends to increase the cost to the Company, Seller or its Affiliate, for the goods, services or rights delivered or provided to the Company, Seller or its Affiliate, other than as provided for in such Material Contract. The Company has made available to Buyer a true, correct and complete copy of each Material Contract.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, the Business has been conducted in all material respects in the Ordinary Course of Business, and there has not been:

(a) any event that has had, or could reasonably be expected to have, a Company Material Adverse Effect;

(b) any mortgage or pledge of the Company’s properties or assets nor has the Company or the Business subjected any such properties or assets to any Lien;

(c) any damage, destruction, loss, condemnation, taking or casualty to any asset of the Company or the Business, individually or in the aggregate, in excess of $100,000;

(d) any change to any practice or procedure with respect to any Tax matter unless required by Law;

(e) any transfer, lease, sale or disposition of any of the assets of the Company, except in the Ordinary Course of Business;

(f) any sale, assignment, transfer, license, abandonment, lapse or other disposition of any material Intellectual Property Rights owned by the Company, other than non-exclusive licenses in the Ordinary Course of Business;

(g) any waiver or release of any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive obligations, in each case, benefitting the Company or the Business, in whole or in part, of any current or former employee or independent contractor;

(h) any acceleration or promise to accelerate the timing of funding, vesting or payment of any compensation or benefits payable to any current or former employees, independent contractors, directors, officers or other individual service providers of the Company;

(i) other than with respect to any Scheduled Reimbursed CapEx or any capital expenditure less than $20,000, any incurrence of or commitment to incur any capital expenditures (or any obligations or Liabilities in connection therewith) or delay or postponement in the making of any capital expenditure or the repair or maintenance of any assets of the Company;

(j) any (i) theft, damage, destruction or casualty loss to any properties or assets of the Company or the Business (whether or not covered by insurance), or (ii) change in the amount and scope of insurance coverage;

(k) any business interruption or Liability arising out of, resulting from or relating to the COVID-19 Pandemic, whether directly or indirectly, including (i) material reductions in customer demand, (ii) any claim of force majeure by the Company or a counterparty to any Contract, (iii) any default under a Contract to which the Company is a party or (iv) any failure to comply with any COVID-19 Measures;

(l) disclosure of, or access to, any confidential information or trade secrets of the Company or the Business to any Person, other than in the ordinary course of business pursuant to a valid and enforceable binding written confidentiality and non-disclosure agreement and, with respect to any trade secrets, such agreement will have protections sufficient to protect and maintain the trade secret as a trade secret under applicable Law;

(m) any hiring or termination (other than for cause) of any Business Employee or reassignment of the duties of (i) a Business Employee such that he or she is no longer a Business Employee or (ii) any other employee of Seller or its Affiliates such that he or she would be a Business Employee; or

(n) any commitment to or agreement to do any of the foregoing.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, during the past three (3) years, there has not been any, and there currently is no, material Action (i) pending or, to the knowledge of the Company, threatened in writing against (A) the Business or the Company or (B) any of their directors or officers or, to the knowledge of the Company, any of its managers, employees, or agents (in their capacities as such) or Affiliates relating to the assets of the Company or the Business, (ii) pending or threatened by the Company or Seller or its Affiliates (with respect to the Business) against any third party. Except as set forth on Schedule 3.8, none of the Company, Seller or its Affiliates is subject to any material outstanding Order involving or related to the Business.

Section 3.9 Compliance with Applicable Law; Permits; Anti-Corruption and Anti-Bribery.

(a) The Company (and, in relation to the Business, Seller and its Affiliates) are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws, Company Permits and Orders. During the past three (3) years, the Company has not received any written notice, Order, complaint or other communication from any Governmental Entity that (i) the Company or Seller or its Affiliates is not, or may not be, in compliance in any material respect with any applicable Laws, Company Permits or Orders in relation to the Business, or (ii) a Governmental Entity is investigating potential violations or noncompliance of the Company or Seller or its Affiliates, with any Laws applicable to it, in relation to the Business.

(b) The Company holds all Permits (collectively, the “Company Permits”) sufficient and necessary for the conduct of the Business as presently conducted. A true, complete and correct list of the Permits of the Company is set forth on Schedule 3.9(a). No Permit required or used by the Business is held by Seller or its Affiliates other than the Company. To the Company’s knowledge, no grounds exist for the revocation, suspension, cancellation, modification or limitation of any Company Permit. The Company has made available to Buyer true, correct and complete copies of each Company Permit. The Company does not have any material Liability to any Person with respect to any of the Company Permits. The Company is in compliance in all material respects with all Company Permits.

(c) None of the Company, Seller or its Affiliates or any of their respective officers, directors or employees (or, to the knowledge of the Company, any agent or other third party acting on behalf of any of the foregoing) nor Seller has, directly or indirectly, in relation to the Business, (i) made or agreed to make any contribution, payment or gift to any official, employee or agent (in each case, whether of a Governmental Entity, private entity or otherwise) where either the contribution, payment or gift or the purpose thereof was illegal or contrary to applicable Laws, or (ii) made any false entries on the books and records of the Company for any reason.

(d) None of the Company, Seller or its Affiliates or any of their respective officers, directors or employees (or, to the knowledge of the Company, any agent or other third party acting on behalf of any of the foregoing) has, directly or indirectly, in relation to the Business: (i) made, offered, accepted, solicited, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Governmental Entity, candidate for public office, political party or political campaign in violation of any applicable anti-corruption or anti-bribery Law, for the purpose of (A) influencing any act or decision of such Governmental Entity, candidate, party or campaign, (B) inducing such Governmental Entity, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person in violation of any applicable anti-corruption or anti-bribery Law, (D) expediting or securing the unlawful performance of official acts of a routine nature or (E) otherwise securing any improper advantage; (ii) paid, offered, accepted, solicited, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment to any Person of any nature; (iii) made, offered, accepted, solicited, or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Seller; or (vi) otherwise violated any applicable provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) sets forth a correct and complete list of all material Employee Benefit Plans. There is no Acquired Employee Benefit Plan.

(b) None of the Employee Benefit Plans is, and neither Seller nor the Company, sponsors, maintains, participates in, contributes to or has any obligation to contribute to, or has any other current or contingent Liability or obligation, including on account of at any time being considered a single employer with any other Person under Section 414 of the Code, under or with respect to any plan that is or was subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA), or of the type described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code. No Employee Benefit Plan provides health or life insurance benefits to former employees of the Company other than health continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for which the covered Person pays the full cost of coverage. The Company does not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c) Each Employee Benefit Plan has, in all material respects, been maintained, and administered in compliance with the applicable requirements of ERISA, the Code, COBRA, the Health Insurance Portability and Accountability Act of 1986, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and to the knowledge of the Company nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, that would subject the Company or Buyer to any material Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. With respect to each Employee Benefit Plan, except as would not reasonably be expected to result in any material liability to the Company or Buyer, with respect to each Employee Benefit Plan, all required contributions, payments and accruals for all periods ending prior to or as of the Closing Date have been made on a timely basis or, to the extent not yet due, have been properly accrued.

(d) Except as would not reasonably be expected to result in a material liability to the Company or Buyer, (i) there are no Actions or claims (other than routine benefit claims) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plans, and (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan by Seller, the Company or any of their respective employees, officers or directors, or, to the knowledge of the Company, any other third-party.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any current or former employee, director or independent contractor of the Company to severance pay, unemployment compensation, change of control payment, or any other payment from the Company or any Employee Benefit Plan; (ii) increase the amount of compensation due to any current or former employee, director or independent contractor of the Company or forgive any indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment, vesting or funding of any benefit due to any current or former employee, director or independent contractor of the Company, under any Employee Benefit Plan or otherwise. In connection with the consummation of the transactions contemplated hereby, no payment or benefit has been, will be or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Employee Benefit Plan that, either alone or together with any other payment or benefit, constitutes or could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) The Company does not have any obligation to “gross-up” or otherwise indemnify any current or former service provider of the Company for any Tax under Sections 409A and 4999 of the Code.

(g) With respect to each Employee Benefit Plan, the Sellers have made available to Buyer, to the extent applicable, the most recent summary plan description and the most recent IRS determination or opinion letter.

Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11:

(a) the Company is and has for the past five (5) years been in compliance in all material respects with all applicable Environmental Laws, and during such period the Company has not paid any fines or penalties with respect to matters arising under Environmental Law;

(b) the Company maintains, possesses and is, and has for the past five (5) years been in compliance in all material respects with all Permits issued pursuant to applicable Environmental Laws required to conduct the Business, and to the Company’s knowledge, no grounds exists for the revocation, suspension, cancellation, undesirable modification or limitation of any such Permit;

(c) the Company has not received in the past three (3) years any written notification, demand, request for information or Order, or been party to any Action, relating to any actual or alleged material violation of, or material Liability under, any Environmental Law, and there is currently no such Action pending or, to the knowledge of the Company, threatened in writing against the Company;

(d) the Company (nor any other Person to the extent giving rise to Liability for the Company) has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, Released, exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Substances, in each case in a manner resulting in or as could reasonably be expected to result in, material Liability for the Company under applicable Environmental Laws; and

(e) to the Company’s knowledge, there is no pending change in any Environmental Law applicable to the operations of the Company that could reasonably be expected to have a materially adverse impact on compliance with Environmental Law by the Company.

(f) Seller and the Company have made available to Buyer copies of all material, unprivileged environmental, health and safety audits, assessments and reports in their possession or control relating to the current or former properties, facilities or operations of the Company.

Section 3.12 Intellectual Property.

(a) Except as set forth on Schedule 3.12(a) (i) the Company owns, licenses or otherwise has the right to use, and (ii) following the Closing the Company will own, license (including under any Ancillary Document) or otherwise have the right to use, the Intellectual Property Rights that are used in and necessary for the conduct of the Business as currently conducted. Schedule 3.12(a) sets forth a list of all patents, patent applications, Trademark registrations and applications for registration thereof, Internet Properties, and registered copyrights owned, or purported to be owned, by the Company (collectively, the “Registered IP”). The Intellectual Property Rights set forth on Schedule 3.12(a) are subsisting, valid and enforceable. Except as set forth on Schedule 3.12(a), to the Company’s knowledge, (i) there are currently no, and in the past six (6) years there have been no, Actions pending before any Governmental Entity against the Company alleging that the Company is infringing the Intellectual Property Rights owned by any third party in any material respect and (ii) there are currently no, and in the past six (6) years there have been no, claims pending before any Governmental Entity that have been brought by the Company against any third party alleging infringement of any Intellectual Property Rights owned by the Company in any material respect.

(b) The Systems required for or used in conduct of the Business, as currently conducted, operate and perform in a manner that permits the Company to conduct the Business as currently conducted in all material respects and have not materially malfunctioned or failed in a manner that has not been remedied or replaced in all material respects within the past three (3) years. To the Company’s knowledge, the Systems are free from material bugs and from “back doors,” “time bombs,” “Trojan horses,” “viruses,” “ransomware,” “worms” (as such terms are commonly understood in the software industry), and other malicious code. None of the Software included in the Intellectual Property Rights owned, or purported to be owned, by the Company is subject to any “open source”, “copyleft” or analogous license in a manner that has or would require the Company to provide or distribute the source code of any such Software to any third party, including for the purpose of creating derivative works. To the Company’s knowledge, no source code for any such Software has been disclosed or made available to any person, on a present or contingent basis.

(c) None of the Software included in the Intellectual Property Rights owned, or purported to be owned, by the Company is subject to any “open source”, “copyleft” or analogous license in a manner that has or would require the Company to provide or distribute the source code of any such Software to any third party, including for the purpose of creating derivative works. No source code for any such Software has been disclosed or made available to any Person, on a present or contingent basis.

(d) No Trademarks owned by the Retained Business as of the Closing Date, including brands, trade dress, or the color or characteristic or stylized font type of or related to any of the foregoing (collectively, the “Seller Marks”) are used by the Business in any material capacity or located on any real or personal property used by the Business or owned by the Company and the retention of such Seller Marks owned by the Retained Business will not materially disrupt the operation of the Business after the Closing Date.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the Business is, and has been in the past three (3) years, in material compliance with all Data Security Requirements, and (ii) no Action is, or has in the past three (3) years been, pending or threatened in writing against the Company with respect to any Processing of Personal Information or alleging a violation of any Data Security Requirements relating to the Business. The Company has not been required to notify any Person with respect to any Data Security Requirement or Processing of Personal Information with respect to the Business.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) contains a true and correct list of all Business Employees as of the most recent payroll date preceding the date hereof, including for each such employee, their (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) work location, (v) date of hire, (vi) annual salary or hourly wage rate (as applicable), (vii) classification by the employing entity as exempt or non-exempt, (viii) full-time or part-time status, (ix) short-term or long-term disability or other leave status and return-to-work date, (x) target bonus for the current fiscal year and bonus paid or payable for the most recently completed fiscal year, (xi) the annual incentive or commission plan in which such individual is eligible to participate, (xii) accrued paid time off (by type), and (xiii) work authorization/visa information and expiration dates, as applicable. The Business Employees are the only employees of the Company and all Business Employees are exclusively devoted to performing services on behalf of the Business. Other than the Business Employees, Seller and its Affiliates (other than the Company) do not employ or otherwise engage any individual who primarily devotes his or her working time to performing services on behalf of the Business. The Company does not employ or otherwise engage any individual whose working time is not primarily devoted to performing services on behalf of the Business. During the last 12 months, no Business Employee that primarily devoted his or her working time to performing services on behalf of the Business has been transferred to instead primarily devote his or her working time to performing services on behalf of a Retained Business.

(b) Schedule 3.13(b) sets forth a true and complete list of all independent contractors who are individuals that currently provide services to the Company or the Business, or that have provided such services to the Company or the Business in the past year, with the following information: name, description of the services, compensation arrangement, location of services (city, state), and whether the relationship is governed by a written agreement.

(c) Neither the Company (nor, with respect to the Business and Business Employees, Seller or any of its Affiliates) is a party to or otherwise bound by any Collective Bargaining Agreement, and no Business Employee is represented by any labor union, works council, or other labor organization with respect to their employment. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require notice to, consent from, bargaining with, or satisfaction of any similar obligations with respect to, any bargaining representatives of any Business Employees. To the Company’s knowledge, there are no actual or threatened activities or proceedings of any labor union to organize any employees of the Company and no such activities or proceedings have occurred with respect to any Business Employees within the past three (3) years. During the past three (3) years, there has not been any actual or, to the Company’s knowledge, threatened, unfair labor practice charge, material labor grievance, material labor arbitration, labor strike, walkout, work stoppage, slow-down, picketing, lockout, handbilling or similar material labor dispute or disruption involving any employees of the Company. To the Company’s knowledge, in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification involving any employees of the Company.

(d) The Company, Seller and its Affiliates (with respect to the Business and Business Employees) are, and for the past three (3) years have been, in compliance in all material respects with all Laws respecting labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal employment opportunity, facility closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action obligations, and unemployment insurance. For the past three (3) years, there has not been any Action relating to, or, to the Company’s knowledge, any material allegation in writing, against any officer, director or manager of the Company, Seller or its Affiliates (with respect to the Business or Business Employees) of or relating to, any act of sex-based discrimination, sexual harassment or sexual misconduct involving any current or former director or manager (or Persons serving in an equivalent function) or officer (in each case, in such Person’s relation to work related to the Company, Seller or its Affiliates) of the Company, Seller or its Affiliates (with respect to the Business and Business Employees), nor has there been any settlement agreement with the Company or Seller or its Affiliates (with respect to the Business

Employees) in the past three (3) years to resolve any such allegation against any officer, director or manager of the Company or Seller or its Affiliates (with respect to the Business Employees). To the Company’s knowledge, each U.S. Business Employee is authorized to work in the United States. Except as would not reasonably be expected to result in material Liability for the Company, the Company and Seller and its Affiliates (with respect to the Business) have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses and other compensation that has come due and payable to their current and former employees under applicable Law, Contract or Seller or Company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Business and who is or was treated as an individual independent contractor or other non-employee service provider is and was properly treated as such for all applicable purposes.

(e) To the Company’s knowledge, no executive of the Company or the Business has provided written notice to the Company or Seller or its Affiliates of their intent to terminate or materially alter the nature of their employment in the twelve (12) months following the Closing, and (ii) to the Company’s knowledge, no such Person has any plans to do so (other than such changes resulting directly from the transactions contemplated hereby).

(f) To the Company’s knowledge, no employee or individual independent contractor of the Company or the Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or Seller or its Affiliates; or (ii) owed to any third party with respect to such Person’s right to perform duties for or provide services to the Company or the Business.

(g) There are no current or former employees of the Company or the Business who have any contractual right to re-hire, re-instatement, recall, or similar rights with the Company, Seller or its Affiliates.

(h) The Company, Seller and its Affiliates (with respect to the Business and the Business Employees) have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, or retaliation allegations of which any of them is aware within the last three (3) years. With respect to each such allegation with potential merit, the Company, Seller or its Affiliates (with respect to the Business Employees) has taken prompt corrective action that is reasonably calculated to prevent further improper action. None of the Company, Seller or its Affiliates (with respect to the Business or the Business Employees) reasonably expects any material Liabilities with respect to any such allegations and, to the Company’s knowledge, are not aware of any allegations within the last three (3) years relating to officers, directors, employees, contractors, or agents of the Company or the Business, that, if known to the public, would bring the Company or the Business into material disrepute.

(i) Except as set forth on Schedule 3.13(i), during the past three (3) years, there has not been any, and there currently is no, material Action pending, or to the Company’s knowledge, threatened in writing against or by the Company, Seller or its Affiliates involving or relating to any current or former employee or independent contractor of the Company or the Business, or relating to any labor or employment practices of the Company or the Business.

(j) No material employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or individual independent contractors of the Business has occurred since March 2020 or is currently contemplated, planned or announced as a result of COVID-19 Pandemic or any Law, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. Neither the Company nor the Business has otherwise experienced any material employment-related Liability with respect to the COVID-19 Pandemic.

Section 3.14 Insurance. Schedule 3.14 contains a list of each insurance policy of fire, liability, workers’ compensation, property, casualty and other forms of insurance (other than insurance policies relating to Employee Benefit Plans) owned or held on behalf of the Company, or, in relation to the Business (collectively, the “Insurance Policies”). All such insurance policies are in full force and effect, all amounts due for premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in accordance with their terms, and no written notice of default, cancellation, termination or nonrenewal has been received by Seller or the Company with respect to any such Insurance Policy. None of the Insurance policies will generate any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment affecting the Company prior to close or after the Closing Date. None of the Company, Seller or its Affiliate is in material default with respect to its obligations under any Insurance Policy. With respect to the Company and the Business, there is currently no pending claim under any Insurance Policy as to which the respective insurer has denied or disputed coverage or reserved rights in writing. The Company does not have any self-insurance or co-insurance programs. To the Company’s knowledge, the Company, the Business and the Assets are insured against all risks which are customarily insured against by entities operating the same or similar lines of business, in coverage amounts that, to the Company’s knowledge, are reasonable and customary for entities engaged in the same or similar lines of business.

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:

(a) the Company has filed all Income Tax Returns and other material Tax Returns required to be filed under applicable Law with respect to the Company and has paid all Taxes required to be paid under applicable Law;

(b) the Company is currently not the subject of a Tax audit or examination with respect to Taxes and no deficiency or assessment for any amount of Tax has been assessed, proposed or threatened in writing by a taxing authority against or with respect to the Company that remains unresolved, and to the Company’s knowledge, no such assessment or deficiency will be proposed;

(c) the Company has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect or arose in connection with extensions of time to file Tax Returns obtained in the Ordinary Course of Business);

(d) the Company has not received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn;

(e) no written claim has been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction, which claim has not since been satisfied by payment or been withdrawn;

(f) there are no Liens for Taxes upon the assets of the Company, except for Permitted Liens;

(g) the Company is not a party to any written agreement providing for the allocation or sharing of Taxes (other than (i) any such agreements the principal purpose of which is not related to Taxes and (ii) with respect to property Taxes payable with respect to the Real Property Leases);

(h) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(i) the Company is not a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;

(j) the Company has (i) timely withheld and paid over to the appropriate taxing authority (or set aside for timely payment to the appropriate taxing authority) all Taxes required to be withheld from amounts distributed, paid or owing to any equityholder, employee, contractor or other third party and (ii) complied in all material respects with all related reporting and recordkeeping requirements;

(k) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) use of an improper method of accounting for a taxable period on or prior to the Closing Date;

(l) the Company has never filed or has had any obligation to file, and does not have any obligation to file, any Tax Return based on income or otherwise, in each case in any jurisdiction outside of the United States; and

(m) the Company has, since its formation, been properly classified as an entity disregarded as separate from Seller for U.S. federal income tax purposes.

Section 3.16 Brokers. No broker, finder, financial advisor or investment banker, other than Goldman Sachs (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Business, the Company or any of its Affiliates for which Buyer, the Business, the Company or any of their respective Affiliates may become liable.

Section 3.17 Real Property.

(a) Owned Real Property. As of the Closing, the Company does not own any real property.

(b) Leased Real Property. Schedule 3.17(b) identifies all real property leased or rented by the Company, including the address, date and name of the parties to such lease, including each Real Property Lease (collectively, the “Leased Real Property,”). Except as set forth on Schedule 3.17(b):

(i) the Company has good and marketable title to a leasehold estate in each of the Leased Real Properties, and each Real Property Lease is valid binding, enforceable and in full force and effect and the Company enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) the Company is not in breach or default under any of the Real Property Leases, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default;

(iii) the Company has paid all rent due and payable under each Real Property Lease;

(iv) to the Company’s knowledge, no other party to a Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and

(v) the Company has not subleased, licensed or otherwise granted any third Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company. As of the date of this Agreement, the Company owns, and immediately after Closing, Buyer will own and otherwise have rights to use, all of the Leased Real Property.

Section 3.18 Material Vendors and Material Customers.

(a) Schedule 3.18(a) sets forth a list of the top twenty (20) vendors of the Business by dollar volume of purchases for the fiscal years ended on December 31, 2020, December 31, 2021 and for the nine (9) months ended on the Latest Balance Sheet Date (each, a “Material Vendor”) and sets forth the dollar amount of purchases for the fiscal years ended on such dates and for the nine (9) months ended on the Latest Balance Sheet Date. None of the Company, Seller or its Affiliates has received any written (or, to the Company’s knowledge, oral) notice from any

Material Vendor that such Material Vendor will terminate, suspend or otherwise adversely modify its relationship with the Company or the Business or is considering doing so, in each case, in relation to the Business. There is no and there has been no material dispute between the Company, Seller or its Affiliate and a Material Vendor in relation to the Business.

(b) Schedule 3.18(b) sets forth a list of the top twenty (20) customers of the Business by dollar volume of sales for the fiscal year ended on December 31, 2020, December 31, 2021 and for the nine (9) months ended on the Latest Balance Sheet Date (each, a “Material Customer”) and sets forth the dollar amount of sales for the fiscal years ended on such dates and for the nine (9) months ended on the Latest Balance Sheet Date. None of the Company, Seller or its Affiliates has received any written (or, to the Company’s knowledge, oral) notice from any Material Customer that such Material Customer will terminate, suspend or otherwise adversely modify its relationship with the Company or is considering doing so, in each case, in relation to the Business. There is no and there has been no material dispute between the Company and a Material Customer.

Section 3.19 Related Party Transactions. Except as set forth on Schedule 3.19, no Related Party (a) is a party to any Contract with the Company other than with respect to employment, (b) owns any material interest in or any material property (real, personal or mixed, tangible or intangible) of, any of the Company or used by the Business, (c) owns, directly or indirectly, any debt, equity or other interest in any Person with which the Company competes other than Related Parties that own less than five percent (5%) of the issued and outstanding capital stock of a publicly-traded competitor of the Company or the Business, (d) is indebted to the Company or the Business, nor is the Company or the Business indebted (or committed to make loans or extend or guarantee credit) to any Related Party, (e) has any claim or right against the Company or the Business, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company or the Business, in each case, other than with respect to employment, or (f) is a party to any Material Contract or has had any direct or indirect interest in, any Material Contract, transaction or business dealing of any nature involving any of the Company or the Business, in each case, other than with respect to employment.

Section 3.20 Government Contracts.

(a) Schedule 3.20(a) lists all Government Contracts for which the period of performance has not yet expired or for which final payment has not yet been received (collectively, the “Current Government Contracts”). With respect to each Current Government Contract, Schedule 3.20(a)-1 accurately lists: (A) the contracting parties; (B) the contract number, or other applicable identifier; (C) the award date; and (D) the contract end date (inclusive of contract option years not yet exercised). Schedule 3.20(a)-2 accurately lists all Government Bids, including: (A) the proposed contracting parties; (B) the solicitation or request for proposal number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number; (C) the date of bid/proposal submission, (D) the expected award date, if known; (E) the expected period of performance; and (F) the estimated contract value based on the proposal. The Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. None of the Current Government Contracts are currently the subject of bid or award protest proceedings.

(b) With respect to all Government Contracts and Government Bids, in the last three (3) years: (i) the Company has complied with all material terms and conditions of such Government Contract or Government Bid, including clauses and provisions incorporated expressly, by reference, or by operation of Law therein; (ii) the Company has complied with all applicable Law pertaining to such Government Contract or Government Bid; (iii) all material representations, certifications, and warranties executed, acknowledged or set forth in, or pertaining to, such Government Contract or Government Bid were current, accurate and complete as of their effective date, and the Company has materially complied with all such representations, certifications, and warranties; (iv) no Governmental Entity, prime contractor or higher tier subcontractor has notified in writing the Company of an alleged breach or violation of any material, representation, certification, disclosure obligation, contract term, condition, clause, provision or Law pertaining to any Government Contract or Government Bid; (v) no termination for default, cure notice or show cause notice has been received by the Company; (vi) no materially adverse or negative past performance evaluation or rating has been received by the Company in writing; (vii) no negative determination of responsibility has been issued with respect to any Government Bid for any Government Contract; (viii) no material cost or charge incurred by the Company submitted for payment under any Government Contract has been questioned or disallowed other than those that have been resolved; (ix) no money due to the Company pertaining to any Government Contract has been withheld or offset nor has any claim been made to withhold or offset money; and (x) the Company has not assigned any receivables under any Government Contract or Government Bid.

(c) Neither the Company, nor any of its Principals (as defined by 48 C.F.R. § 2.101) has, in the last three (3) years, been suspended or debarred from government contracting or participation in governmental programs by any Governmental Entity.

(d) With respect to all Government Contracts and Government Bids, in the last three (3) years the Company has not: (i) to the knowledge of the Company, been audited or investigated by any Governmental Entity and (ii) conducted or initiated any internal investigation or made any disclosure to any Governmental Entity with respect to any alleged or potential irregularity, misstatement or omission, a Government Contract.

(e) None of the Company’s Government Contracts or Government Bids were awarded or submitted pursuant to a procurement that was restricted to or reserved for contractors having small business concern or other preferred bidder status.

(f) The Company has established and maintains adequate internal controls for compliance with its Government Contracts. To the knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments with regard to any of the Government Contracts.

Section 3.21 Assets; Sufficiency.

(a) The Company owns and has good title to, or has a valid leasehold interest in, or license to use, all of its material machinery, equipment and other tangible personal property used for the conduct of the Business as currently conducted (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 3.21(b), the Assets owned or leased by, or licensed to, the Company (together with the rights granted to Buyer and its Affiliates under this Agreement, the Ancillary Documents (including the Transition Services Agreement) and the services to be performed by Seller thereunder, the Business Employees and adequate working capital), constitute all of the Assets, rights and properties that are necessary for Buyer and its Affiliates (including the Company) to operate the Business substantially in the same manner as the Company operated as of immediately prior to the date hereof.

(c) Each Asset has been maintained substantially in accordance with industry maintenance standards and is in good operating condition, subject to reasonable wear and tear not caused by neglect and giving effect to age and usage.

(d) Schedule 3.21(d) sets forth all Assets that have been sold, since September 30, 2022.

Section 3.22 Intercompany Agreements; Cash. At or prior to the Closing, (a) all intercompany accounts between Seller and its Affiliates (other than the Company) and the Company, on the other hand, shall be settled or otherwise eliminated and (b) all intercompany agreements between Seller and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated.

Section 3.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT, NEITHER SELLER NOR THE COMPANY (NOR ANY OTHER PERSON) MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY’S BUSINESSES OR ASSETS, AND SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE SCHEDULES RELATED THERETO.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, on and as of the date hereof and the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, as of such date:

Section 4.1 Organization. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and assets and to carry on its businesses as now being conducted.

Section 4.2 Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and will have the requisite limited liability company power and authority to execute and deliver each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Seller is or will be a party and the performance of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Seller is or will be a party, will be at or prior to the Closing) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding (including by its equityholders) on the part of Seller is necessary to authorize this Agreement and each of the Ancillary Documents to which Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Seller is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Seller and constitutes (or will constitute when executed) a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and each of the Ancillary Documents to which Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Seller in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by Seller of this Agreement nor the execution, delivery and performance by Seller of the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Seller’s or the Company’s Governing Documents, (b) except as set forth on Schedule 4.3, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, creation or acceleration under, or require any

Consent or notice under, any of the terms, conditions or provisions of any material agreement to which Seller is a party, any Material Contract or Company Permit, (c) violate any Order or Law of any Governmental Entity having jurisdiction over Seller or the Company or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of, or impose on any Person any obligation to create, any Lien upon any of the assets of the Company or the Interests except, in the case of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to be material to Business or the Company.

Section 4.4 Title to Interests. As of the date hereof, and as of immediately prior to the Closing, Seller has good and valid title to and is the legal and beneficial owner of (and at the Closing will transfer and deliver to Buyer good and valid title to) the Interests free and clear of all Liens, other than those arising under securities Laws.

Section 4.5 Litigation. There is no Action pending or, to Seller’s knowledge, threatened in writing against Seller which has had or would reasonably be expected to have a material adverse effect on Seller’s ownership of or ability to transfer the Interests, or otherwise prevent or materially delay the Closing. Seller is not subject to any Order that would have a material adverse effect on Seller’s ownership of or ability to transfer the Interests, or otherwise prevent or materially delay the Closing.

Section 4.6 Brokers. No broker, finder, financial advisor or investment banker, other than Goldman Sachs & Co. LLC (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates for which Buyer, the Company or any of their respective Affiliates may become liable.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, on and as of the date hereof and the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, as of such date:

Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own or lease its properties and assets and to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and will have requisite corporate power to execute and deliver each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and each of the Ancillary Documents to which Buyer is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Buyer is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Buyer and constitutes (or will constitute when executed) a valid, legal and binding agreement of Buyer (assuming that this Agreement has been, and each of the Ancillary Documents to which Buyer is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Buyer in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of representations and warranties contained in Section 3.5 and Section 4.3, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is or will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except (i) for those set forth on Schedule 5.3, (ii) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent, delay the Closing and (iii) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by Buyer of this Agreement nor the execution, delivery and performance by Buyer of the Ancillary Documents to which Buyer is or will be a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Buyer is a party, or (c) violate any Order or Law of any Governmental Entity having jurisdiction over Buyer except, in the case of clauses (b) and (c) above, as would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened in writing against Buyer which has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing. Buyer is not subject to any Order that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Seller, the Company or any of their respective Affiliates may become liable.

Section 5.6 Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Interests. Buyer confirms that it can bear the economic risk of its investment in the Interests and can afford to lose its entire investment in the Interests. Buyer is acquiring the Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interests. Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 5.7 RWI Policy. Buyer has purchased an insurance policy with respect to the representations and warranties of the Company and Seller under this Agreement, in the form attached hereto as Exhibit E (the “RWI Policy”) on the terms and conditions thereof.

Section 5.8 Acknowledgment and Representations by Buyer.

(a) BUYER ACKNOWLEDGES AND AGREES THAT IT (A) IS AN INFORMED AND SOPHISTICATED BUYER WITH SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS PURCHASE OF THE SHARES, AND THAT IT HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF COMPANIES SUCH AS THE COMPANY AND BUSINESSES SUCH AS THE BUSINESS, (B) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF AND HAS EVALUATED SUCH DOCUMENTS, INFORMATION AND OTHER MATERIAL AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY, (C) HAS BEEN FURNISHED WITH OR GIVEN FULL ACCESS TO SUCH INFORMATION ABOUT THE COMPANY AND THEIR RESPECTIVE BUSINESSES AND OPERATIONS AS IT AND ITS REPRESENTATIVES AND ADVISORS HAVE REQUESTED, (D) HAS HAD SUCH TIME AS IT DEEMS NECESSARY AND APPROPRIATE TO FULLY AND COMPLETELY REVIEW AND ANALYZE SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED AND (E) HAS BEEN PROVIDED AN OPPORTUNITY TO ASK QUESTIONS OF THE COMPANY WITH RESPECT TO SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS AND HAS RECEIVED ANSWERS TO SUCH QUESTIONS THAT, BASED ON THE DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED.

(b) BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE IN Article 3 AND IN Article 4, AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN Article 3 AND Article 4 SHALL HAVE ANY LEGAL EFFECT. WITHOUT LIMITING THE FOREGOING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY PROJECTIONS, FORECASTS, ESTIMATES,

PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE BUSINESS OR ANY PUBLICATIONS OR DATA ROOM INFORMATION HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES AND NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATIONS TO BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES, OR ANY OTHER PERSON, RESULTING FROM SUCH DELIVERY OR AVAILABILITY OR ANY SUBSEQUENT USE.

Article 6
covenantS

Section 6.1 Indemnification of Directors and Officers.

(a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that the Company will perform and discharge the Company’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Company to advance expenses in connection with such indemnification as provided in the each such the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Company, unless such modification is required by applicable Law.

(b) Seller shall, at its own expense, maintain in effect from and after the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, its current directors’ and officers’ liability insurance policies providing directors’ and officers’ liability insurance coverage for the benefit of the Company and those Persons who are covered by such directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to with respect to matters occurring prior to the Closing; provided, that Seller may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; provided, further, that, for matters occurring prior to the Closing, even if claims related to such matters are received after the Closing, Seller must exercise commercially reasonable efforts to ensure that such policies provide coverage for the Company and its directors and officers who were covered under Seller’s current directors and officers’ liability insurance policies prior to or as of the Closing, and Seller shall use commercially reasonable efforts to facilitate claims for the Company for such pre-Closing matters that are received post-Closing.

(c) The directors and officers of the Company entitled to the indemnification, liability limitation and exculpation set forth in this Section 6.1 are intended to be third party beneficiaries of this Section 6.1. This Section 6.1 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.

(d) If Buyer, the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Company shall assume the obligations set forth in this Section 6.1.

Section 6.2 Documents and Information. After the Closing Date, Buyer and the Company shall, until the seventh (7th)-year anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed until after the seventh (7th)-year anniversary of the Closing Date by Buyer or the Company, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 6.3 Confidentiality. After the Closing, Seller shall not, and shall cause its Affiliates (other than the Company) and shall direct its and their Representatives not to, directly or indirectly, for a period of the longer of (a) four (4) years after the Closing and (b) if applicable, until such information no longer constitutes a trade secret under applicable Law, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) or use any confidential information of the Company; provided, that the foregoing restriction shall not (i) apply to any information that (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.3), (B) is or becomes generally available to Seller from a source other than Buyer or its Affiliates or Representatives, provided, that such source is not known by Seller to be bound by a duty of confidentiality with Buyer or its Affiliates, or (C) Seller can establish was independently developed by Seller or any of its Affiliates (other than by the Company prior to the Closing), without use of any confidential information included in the Company, or (ii) prohibit any disclosure or use (A) required by Law or the rules and regulations of any applicable national securities exchange so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

Section 6.4 No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Seller and Buyer (a) unless such communication is required by applicable Law (it being understood that, Seller will file one or more SEC Form 8-Ks in respect of the transactions contemplated thereby and matters related therefor, and the Parties acknowledge and agree that such filings may be made by Seller without consent from Buyer), (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby, and (c) except for press releases or other public announcements that do not include any information not included in a prior press release or public announcement made in compliance with this Section 6.4. Nothing herein shall prevent any Party or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures, including the key economic terms of the transactions contemplated in this Agreement and the return realized as a result thereof, to its current or prospective investors. For the avoidance of doubt, the Parties hereto acknowledge and agree that Kinderhook and its Affiliates and representatives may provide general information about the subject matter of this Agreement and the Company (including its and their performance and improvements) in connection with Kinderhook’s or its Affiliates’ fund raising, marketing, informational or reporting activities.

Section 6.5 Tax Matters.

(a) Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Separate Company Income Tax Returns for all Pre-Closing Tax Periods that are due after the Closing Date in a manner consistent with the past practice of the Company, except as otherwise required by Law. All Transaction Tax Deductions shall be attributable to the Pre-Closing Tax Period to the maximum extent permitted by Law and shall be claimed as current deductions on such Separate Company Income Tax Returns for the Pre-Closing Tax Period ending on the Closing Date to the maximum extent permitted by Law. To the extent that, by reason of such Transaction Tax Deductions, the Company incurs a net operating loss for state or local Separate Company Income Tax purposes for its taxable year including the Closing Date, Buyer shall cause the Company to elect to carry back the resulting net operating loss to eligible prior taxable years to the maximum extent permitted by applicable Tax Law. Buyer shall deliver to Seller, for its review and comment, any Separate Company Income Tax Returns that include any Pre-Closing Tax Periods at least thirty (30) days prior to the due date for filing such Separate Company Income Tax Return and shall consider in good faith any reasonable comments to such Separate Company Income Tax Returns to the extent they are received at least five (5) days prior to the due date for filing such Separate Company Income Tax Returns. Seller shall prepare and file (or cause to be prepared and filed) at its own expense, all Seller Consolidated Tax Returns for any Pre-Closing Tax Period or Straddle Period.

(b) Cooperation on Tax Matters. Each Party shall provide the other Party with such cooperation and information as either of them reasonably may request (and subject in all cases to applicable privilege under Law) of the other in filing any Tax Return pursuant to this Section 6.5 or in connection with any audit or other Action in respect of Taxes. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities; provided, that in no event shall Seller be required to provide Buyer with any Seller Consolidated Tax Return. Seller shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters in respect of the Company for any taxable period beginning before the Closing Date for a minimum of seven (7) years.

(c) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes, Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(d) Tax Contests. Buyer shall notify Seller within fifteen (15) days from receipt of written notice by Buyer or any of its Affiliates (including on or after the Closing Date, the Company) of any pending or threatened assessment or claim in any audit, litigation or other proceeding relating to any Indemnified Tax (a “Tax Contest”). Seller shall have the right to control any such Tax Contest, including the settlement or other disposition thereof, provided, that (i) Buyer shall have the right to participate, at its own expense, in any such Tax Contest, (ii) Seller shall consider in good faith any reasonable comments of Buyer with respect to the conduct of such Tax Contests, (iii) Seller shall keep Buyer reasonably informed of the status of such matter (including providing Buyer with copies of all material written correspondence with a taxing authority regarding such matter) and (iv) Seller shall not settle or compromise any such Tax Contest without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Transfer Taxes. Any Taxes or recording fees payable as a result of the purchase and sale of the Interests shall be borne equally by Seller and Buyer. Notwithstanding the foregoing, any Taxes, title transfer fees or recording fees payable as a result of the Pre-Closing Asset Transfer shall be borne by Seller. The Parties shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing.

(f) Intended Tax Treatment. The Parties agree that they intend that the acquisition of the Interests as contemplated by this Agreement will be treated for U.S. federal (and, to the extent applicable, state and local) income tax purposes as the acquisition of the assets and liabilities of the Company (the “Intended Tax Treatment”). The Parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall not take any position in any audit, action, suit, investigation or proceeding in respect of Taxes or otherwise contrary to the Intended Tax Treatment, except in each case as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

(g) Purchase Price Allocation. Seller, Buyer and their respective Affiliates shall allocate the Final Purchase Price (and other items required under the Code) to the portion of the assets of the Company being sold pursuant to this Agreement in accordance with the methodology set forth on Exhibit F (the “Purchase Price Allocation”), and any adjustments to the Purchase Price shall be allocated in a manner consistent with the methodology on such schedule. Buyer, Seller and the Company each agree to file (and cause their Affiliates to file) their respective Tax Returns, reports and forms in a manner consistent with the Purchase Price Allocation, except as otherwise required by a determination under Section 1313(a) of the Code (or corresponding provisions of U.S. state, local or non-U.S. Tax Law).

Section 6.6 Employee Benefit Matters.

(a) As soon as practicable following the Closing Date or end of the applicable service period under the Transition Services Agreement, each Business Employee who is employed by the Company immediately prior to the Closing and who continues to be employed by the Company, Buyer or any of their respective Affiliates immediately following the Closing shall be eligible to participate in the benefit or compensation plans, or programs that are maintained by Buyer or that may be established by Buyer (other than any such plans providing for defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits), on the same basis and subject to same terms and conditions applicable to similarly situated employees of Buyer. Notwithstanding any other provisions of this Agreement, Seller and its Affiliates (other than the Company) shall be solely responsible for (i) the provision of short-term disability benefits to any Business Employee who is or will be receiving, eligible to receive, or in a runout period to become eligible to receive short-term disability benefits under an Employee Benefit Plan as of the Closing Date and/or the end of the applicable service period under the Transition Services Agreement, and (ii) the provision of long-term disability benefits for any Business Employee who (x) is or will be in receipt of, eligible to receive, or in a runout period to become eligible to receive long-term disability benefits under an Employee Benefit Plan as of the Closing Date and/or the end of the applicable services period under the Transition Services Agreement or (y) is or will be in receipt of, is eligible to receive, or is in a runout period to become eligible to receive short-term disability benefits or workers’ compensation benefits as of the Closing Date and/or the end of the applicable service period under the Transition Services Agreement and subsequently becomes eligible for long-term disability benefits with respect to such disabling event that occurs prior to the Closing Date and/or the end of the applicable service period under the Transition Services Agreement. Nothing in the foregoing, however, shall alter the operation of Seller’s worker compensation insurance, under which Business Employees will only be able to file claims under Seller’s workers compensation insurance based on workplace injuries that occur prior to the Closing Date; Seller shall have no responsibility for workplace injuries that occur after the Closing Date other than for the provision of disability benefits as specifically contemplated in this Section 6.6.

(b) As of and following the Closing, Seller and its Affiliates shall retain the sponsorship of and all Liabilities and obligations at any time arising under, out of, or with respect to any Employee Benefit Plan and any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to (or required to be contributed to) by Seller or any of its Affiliates or otherwise with respect to which Seller or any of its Affiliates has (or has previously had) any Liability or obligation, including the responsibility for complying with any obligations arising under COBRA with respect to any “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9 and any costs associated with claims incurred but not yet reported under any such plans. Prior to the Closing Date, Seller shall have taken all actions necessary to (i) cause the Business Employees to be fully vested in their account balances under any Employee Benefit Plan intended to qualify under Section 401(a) of the Code and (ii) make all employer contributions (x) for the 2022 plan year and (y) that would have been made on behalf of the Business Employees with respect to the plan year in which the Closing Date occurs had the transaction contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(c) Nothing in this Section 6.6, whether express or implied, shall: (i) confer upon any Business Employee or other Person other than a Party any rights or remedies, including any right to employment or continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder; (ii) be interpreted to prevent or restrict Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any Business Employee, including the amendment or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement, after the Closing; or (iii) be treated as an establishment or an amendment or other modification of any Employee Benefit Plan or other compensation or benefit plan, program, policy, Contract, agreement or arrangement or to prohibit or limit the ability of Buyer and its Affiliates (including, following the Closing Date) from modifying, amending or terminating any benefit or compensation plan, program, policy, agreement or arrangement.

(d) Seller and its Affiliates (other than the Company) shall be solely responsible for all Liabilities and obligations arising in connection with any employee, service provider or candidate for employment of Seller or its Affiliates (other than the Company) who is not a Business Employee.

Section 6.7 RWI Policy. Buyer shall cause the RWI Policy to be fully bound and issued as of the Closing, including paying when due all premiums, fees, costs and Taxes payable thereunder; provided, that Seller shall bear 50% of the premium for the RWI Policy (which amount shall be included in the Seller Expenses). Buyer shall not, and shall not permit its Affiliates to, amend or otherwise modify the subrogation provisions of the RWI Policy in any manner that adversely affects Seller, the Company or any of their respective Affiliates.

Section 6.8 Data Room. Seller shall deliver to Buyer a CD-ROM or other electronic media containing all materials posted to the Data Room (which shall continue from the date hereof until the Closing) promptly, and in any event no later than ten (10) Business Days, after the Closing Date.

Section 6.9 Buyer Release. Effective upon Closing, Buyer, on behalf of itself, the Company, and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges Seller and its Affiliates and its and their respective directors, officers, employees, successors and assigns from any and all rights, claims, debts, causes of action, obligations and liabilities or losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws or any other environmental, health or safety matters); provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights (a) arising under this Agreement or any Ancillary Document (b) of Buyer or any of its Affiliates (other than the Company) against any Affiliate of Seller to the extent that such claims or rights are not related to the Company or the transactions contemplated by this Agreement or any Ancillary Document or (c) arising under any of the offer letters set forth on Schedule 3.10 or any Proprietary Rights Agreement of any Business Employee.

Section 6.10 Seller Release. Effective upon Closing, Seller, on behalf of itself, its Affiliates and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Company and their respective directors, officers, employees, successors and assigns from any and all rights, claims, debts, causes of action, obligations and liabilities or losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws or any other environmental, health or safety matters); provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights arising under this Agreement or any Ancillary Document.

Section 6.11 Restrictive Covenants. Seller shall assign to the Company any and all rights it or any of its Affiliates may have under any restrictive or confidentiality covenants of any Business Employees, or, to the extent related to the Business, any other Person and all causes of action thereunder. Notwithstanding the foregoing, the Parties agree that if any Business Employee is laid-off or terminated without cause by the Company, Seller may hire such Business Employee and the Company agrees that such employment will not constitute a violation of any non-competition agreement in place with the Business Employee at issue.

Section 6.12 Further Assurances; Wrong Pockets.

(a) In case any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request (at the requesting Party’s cost and expense).

(b) After the Closing: (i) if Seller or any of its Affiliates receives any payment, refund or other amount relating to the Business or that is otherwise properly due and owing to Buyer or the Company in accordance with the terms of this Agreement, Seller shall promptly remit, or shall cause to be remitted such amount to Buyer, and (ii) if Buyer or any of its Affiliates receives any payment, refund or other amount relating to the Retained Business or that is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, Buyer shall promptly remit, or shall cause to be remitted such amount to Seller.

(c) After the Closing, if Buyer and Seller mutually agree that Seller or its Affiliate possesses any Asset that should belong to Buyer pursuant to this Agreement, then upon Buyer’s request, Seller shall (or shall cause its Subsidiaries to) promptly transfer, assign, convey and deliver such Asset, free and clear of Liens, to Buyer or its designee. All liabilities of the Company that are Excluded Liabilities shall be, as of the Closing, automatically transferred, assigned, conveyed and delivered to Seller, and Seller hereby assumes all such liabilities. For the avoidance of doubt, nothing in this Section 6.12(c) shall limit the right to indemnification of any Buyer Indemnitee pursuant to Section 7.2.

(d) If, at any time, if Seller and Buyer mutually agree that Buyer or its Affiliate (including the Company) possesses any property or asset of Seller or the Seller Retained Business, then upon Seller’s request, Buyer shall (or shall cause its Subsidiaries to) promptly transfer, assign, convey and deliver such asset, property or right, free and clear of Liens, to Seller or its designee. All liabilities of Seller or any of its Affiliates that are Assumed Liabilities shall be, as of the Closing, automatically transferred, assigned, conveyed and delivered to the Company, and the Company hereby assumes all such liabilities. For the avoidance of doubt, nothing in this Section 6.12(d) shall limit the right to indemnification of any Seller Indemnitee pursuant to Section 7.3.

(e) In the event of any breach of Section 3.12(d), Seller grants to Buyer a non-exclusive, royalty free license, for a period of six (6) months, to allow Buyer to continue to use the Seller Marks and operate the Business while using commercially reasonable efforts to remove such Seller Marks from the property used by the Business or owned by the Company.

(f) Buyer grants to Seller a non-exclusive, royalty free license, for a period of six (6) months after the Closing Date, to allow Seller to use the Trademarks owned the Company, including brands, trade dress, or the color or characteristic or stylized font type of or related to any of the foregoing (collectively, the “Company Marks”) while using commercially reasonable efforts to remove such Company Marks from literature, packaging materials, webpages or signage existing and used in connection with the Retained Business by Seller prior to the Closing.

(g) Notwithstanding the delivery of the Domain Name Assignment Agreement in accordance with Section 2.3(a)(ix), the Parties shall effect the assignment of the domain names contemplated thereunder as promptly as practicable following the end of the applicable service period under the Transition Services Agreement, it being understood that the performance of certain services by Seller under the Transition Services Agreement requires management by Seller of such domain names.

Section 6.13 Insurance.

(a) Buyer acknowledges and agrees that, from and after the Closing Date, each of the Company as well as the Assets shall cease to be insured by any claims-made insurance policies or any self-insured programs of Seller or Seller’s Affiliates; provided, that with respect to any claims related to events prior to and including the Closing Date, from and after the Closing until the date that is three (3) years after the Closing Date, Seller shall provide notice to any carriers under any claims-made insurance policies of the Seller to continue to process any claims made thereunder by the Company, to the extent such claims relate to events or circumstances relating to the Business, the Assets or the Company that occurred or existed prior to the Closing Date (including, for the avoidance of doubt, claims that might be brought after the Closing Date but arising from events that occurred prior to the Closing Date). Seller may amend any claims-made insurance policies and ancillary arrangements in the manner it deems appropriate to give effect to this Section 6.13; provided, that nothing herein shall be deemed to effect an assignment of any insurance policies that, pursuant to their terms and conditions, may not be assigned without the insurer’s consent.

(b) With respect to any occurrence-based third party liability insurance policies and workers compensation insurance policies of Seller, including any deductibles or self-insured retentions under such policies, with respect to events or circumstances relating to the Business, the Assets, the Company or the Business Employees that occurred or existed prior to the Closing Date (including, for the avoidance of doubt, claims that might be brought after the Closing Date but arising from events that occurred prior to Closing Date) and that are covered by occurrence-based liability insurance policies and workers compensation insurance policies of Seller or its Affiliates in existence as of the Closing Date, Seller’s sole responsibility with respect to such claims is to timely notify and file for coverage with the applicable insurance carrier and inform Buyer of such submission of claims, and Seller shall remit to Buyer any recoveries in respect of such claims; provided, that Seller retains the ability to provide case management recommendations and instructions to such carrier, with Buyer’s reasonable agreement to such recommendations or instructions, including in the event of any Action as described in the sentence that immediately follows; provided, further, that Buyer acknowledges and agrees that Seller has no responsibility for any insurer actions with respect to accepting or denying such claims or for any insurer’s treatment of such claims. In the event that any Action is required for coverage to be asserted against any insurer or a claim to be perfected, Buyer shall control such actions and do so at Buyer’s sole expense; provided, that Seller shall provide commercially reasonable assistance to Buyer and shall have the opportunity to participate, at its discretion, in the Action with separate counsel at its sole expense. The terms of such policies, including any deductibles and self-insured retentions, shall remain unaffected by the terms of this Agreement. This Section 6.13 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 6.13 is intended to waive or abrogate in any way Seller’s own rights to insurance coverage for any liability.

Section 6.14 Post-TSA Transferred Assets. As of the end of the applicable Service Term (as defined in the Transition Services Agreement), Seller will transfer title to the personal property set forth on Schedule 6.14(the “Transferred IT Assets”) to the Company, free and clear of all Liens; provided, that, for the avoidance of doubt, the Transferred IT Assets will remain in the physical possession of the Company and, if applicable, the Business Employees to which they are assigned through the time of such transfer of title. Seller and the Company will reasonably cooperate with each other to (i) separate the documentation, configurations, interfaces, and other data of the Business (collectively, “Business Data”) from the data of other legal entities which, after termination of this Agreement, are not expected to be involved in the Business, (ii) following such separation, remove all non-Business Data from the Transferred IT Assets, and (iii) remove or transition to a Buyer license the applicable applications on the Transferred IT Assets that are licensed to Seller, in each case, in a manner that minimizes disruption to the operation of the Business by the Company and the transition thereof to Buyer.

Article 7
NON-SURVIVAL; INDEMNIFICATION

Section 7.1 Non-Survival of Representation, Warranties and Covenants. The representations and warranties and, except as provided in this Section 7.1, the covenants and agreements of the Parties hereto contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate upon the Closing (it being understood and agreed that the Company being acquired by Buyer on an “as is where is basis” and as such, none of Buyer, the Company or any of their Affiliates or their respective representatives, agents, officers, directors or employees shall have recourse under this Agreement following the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled prior to the Closing), and only the covenants and agreements that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Section 7.1 shall limit Buyer’s remedies with respect to Fraud.

Section 7.2 Indemnification by Seller. From and after the Closing, subject to the terms of this Agreement, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses which any Buyer Indemnitee may incur or suffer, or become subject to, at any time, that are caused by, arise out of or result from (i) the Excluded Liabilities and (ii) Indemnified Taxes.

Section 7.3 Indemnification by Buyer. From and after the Closing, subject to the terms of this Agreement, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses which any Seller Indemnitee may incur or suffer, or become subject to, at any time, that are caused by, arise out of or result from the Assumed Liabilities.

Section 7.4 Notification of Claims. A Person that may be entitled to be indemnified under this Article 7 (the “Indemnified Party”) shall promptly notify the Party responsible for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance (describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance) that the Indemnified Party has determined has given, or would reasonably be expected to give, rise to a right of indemnification under this Agreement; provided that the failure to prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations hereunder except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. A claim or demand asserted by a third party is hereinafter referred to as a “Third-Party Claim”.

Section 7.5 Third-Party Claim Mechanics.

(a) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.4 with respect to any Third-Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense of any Third-Party Claim and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided, that, notwithstanding anything to the contrary in this Section 7.5, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and, to the extent the Indemnifying Party has assumed the defense, shall transfer control of such defense to the Indemnified Party) if (i) the Indemnified Party shall have one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) in the reasonable opinion of counsel for the Indemnified Party, there exists a conflict of interest between the Indemnified Party and the Indemnifying Party, (iii) such Third-Party Claim seeks equitable relief or involves a criminal Action, (iv) the adverse determination of such third Party Claim would reasonably be expected to be materially adverse to a material business relationship of the Indemnified Party or (v) the Indemnifying Party shall not have assumed the defense of such Third-Party Claim within 30 days of delivery of a notice of such claim for indemnity; provided, further, that, notwithstanding anything to the contrary in this Section 7.5, prior to assuming the defense of any Third-Party Claim, the Indemnifying Party shall (x) acknowledge and agree in writing that the Indemnifying Party would have an indemnity obligation for any Loss resulting from such Third-Party Claim as provided under this Article 7 and (y) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third-Party Claim and to fulfill its indemnity obligations hereunder.

(b) If the Indemnifying Party assumes the defense of any Third-Party Claim, (i) the Indemnifying Party shall select, at the Indemnifying Party’s sole cost and expense, counsel, contractors and consultants of recognized standing and competence and shall take all steps reasonably necessary in the defense or, to the extent permitted by this Section 7.5, settlement of such Third-Party Claim, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third-Party Claim, and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ counsel of its choice for such purpose. The fees and expenses of such separate counsel with respect to the Third-Party Claim shall be paid by the Indemnified Party; provided, however, that the Indemnifying Party shall pay the fees and expenses of such separate counsel if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party does not (or is unable to) assume the defense of any Third-Party Claim then the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party in connection therewith.

(c) The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party (which consent shall not be unreasonably withheld); provided, that the Indemnifying Party may agree to any the settlement of, or the entry of any judgment arising from, any Third-Party Claim without the Indemnified Party’s consent if it (i) does not include an injunction or other equitable remedy adversely affecting or encumbering any material assets or properties of the Indemnified Parties, their respective Affiliates or the Business, (ii) does not involve criminal liability or any admission of wrongdoing, (iii) involves only the payment of monetary damages and the Indemnifying Party pays all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (iv) includes, as a condition of such settlement or judgment, a complete release of each Buyer Indemnitee (where the Indemnified Party is a Buyer Indemnitee)

or Seller Indemnitee (where the Indemnified Party is a Seller Indemnitee), or (v) does not require disclosure under the applicable rules and regulations of the SEC.

Section 7.6 Insurance Proceeds. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall cause such Indemnified Party to use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments; provided, that in no event shall the Indemnified Party be required to initiate any Action to pursue or collect such proceeds, indemnity contribution or similar payment. If any Indemnified Party actually receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article 7, the payment under this Article 7, with respect to such Losses shall be reduced by after-tax the amount of such insurance proceeds or indemnity, contribution or similar payments (less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery). If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after any Indemnified Party has actually already received payment from Indemnifying Party in respect of indemnification under this Article 7, for some or all of such Losses, such Indemnified Party shall pay (or shall cause to be paid to) the Indemnifying Party the lesser of (a) the amount of such insurance proceeds or indemnity, contribution or similar payment (less the costs and expenses incurred in connection with such recovery) and (b) the aggregate amount paid by Indemnifying Party to all Indemnified Parties with respect to such Losses. Each party shall use commercially reasonable efforts to mitigate all Losses for which such party is or may be entitled to indemnification hereunder (and the costs and expenses of such mitigation shall constitute Losses); provided, that this sentence shall not apply to any Losses incurred as a result of, in connection with or relating to any Pre-Closing Tax Period.

Section 7.7 Third Party Beneficiaries. The Seller Indemnitees and the Buyer Indemnitees are intended to be third party beneficiaries of this Article 7.

Article 8
MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void, provided, that Buyer may, without the prior written consent of any Party, assign any or all of its rights hereunder to (a) one or more of its Affiliates, (provided, that no such assignment shall relieve Buyer of its obligations and liabilities hereunder), (b) any lender for collateral purposes (provided, that no such assignment shall relieve Buyer of its obligations and liabilities hereunder) or (c) any subsequent purchaser of Buyer (whether by merger, consolidation, sale of stock or other equity interest, sale of assets or otherwise).

Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, e‑mail (with confirmation of transmission from the sender’s email server), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or the Company (following the Closing):

Ironclad Environmental Solutions, Inc.
c/o Kinderhook Industries, LLC
505 Fifth Avenue, 25th Floor
New York, NY 10017
Attention: Robert Michalik; Sam Keenan
E-mail: rmichalik@kinderhook.com; skeenan@kinderhook.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Shawn OHargan, P.C.; Thomas Marbury
E-mail: sohargan@kirkland.com; thomas.marbury@kirkland.com

To Seller or the Company (prior to the Closing):

McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94551-7800
Attention: Joe Hanna
E-mail: joe.hanna@mgrc.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attention: Jaclyn Liu
E-mail: JLiu@mofo.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing, Buyer shall pay any fees or expenses related to the Escrow Agent.

Section 8.5 Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” and the language following “include”, “includes” or “including” shall not be deemed to set forth an exhaustive list; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (vii) references to a Contract or applicable Law are to such Contract or applicable Law as amended, modified or supplemented, including in the case of Contracts by waiver or consent and in the case of applicable Law, by succession of comparable successor applicable Law and all references to all attachments thereto and instruments incorporated therein; (viii) references to a Person include the successors and permitted assigns of such Person; (ix) the word “or” will not be limiting or exclusive; (x) the phrases “provide to”, “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered the Party to whom such information or material is to be provided; and (xi) the phrases “provided to Buyer” or “made available to Buyer” and phrases of similar import means, with respect to any information, document or other material of the Company, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement (the “Data Room”) at least forty-eight (48) hours prior to the execution of this Agreement. All payments made by Buyer pursuant to this Agreement shall be made in United States dollars.

Section 8.6 Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.7 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. All references to “days”, “months” or “years” shall be to calendar days, months and years, respectively, unless otherwise indicated as a “Business Day”.

Section 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.1 and Section 8.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10 Amendment. Subject to Law and Section 8.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.10 shall be void.

Section 8.11 Waiver.

(a) Seller may waive compliance (i) by Buyer with any term or provision of this Agreement or (ii) by the Company of any of its covenants or agreements contained herein which are to be performed after the Closing. Buyer may waive compliance by Seller or the Company with any term or provision of this Agreement (other than compliance by the Company of any of its covenants or agreements contained herein which are to be performed after the Closing).

(b) Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.12 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.13 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, the actual or constructive knowledge after due inquiry of Joe Hanna Keith Pratt, Dave Whitney, Krissy Van Trease and Stuart Porter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 8.14 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 8.15 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.2. Nothing in this Section 8.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 8.16 Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Seller and Buyer shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Seller or Buyer are entitled at Law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.17 Waivers.

(a) Recognizing that Morrison & Foerster LLP ( “MoFo”) has acted as legal counsel to Seller and certain of its Affiliates and the Company prior to the Closing, and that MoFo intends to act as legal counsel to Seller and certain of its Affiliates after the Closing, each of Buyer, and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with MoFo representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, the Company or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Company and MoFo in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Company). Accordingly, Buyer agrees that following the Closing neither it, the Company nor their Affiliates shall have access to any such communications, or to the files of MoFo relating to its engagement with Seller and certain of its Affiliates, and/or the Company. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not any of the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of MoFo in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Company) shall hold such property rights and (iii) MoFo shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between MoFo and the Company or otherwise.

(b) Recognizing that Kirkland & Ellis LLP (“K&E”) has acted as legal counsel to Buyer and certain of its Affiliates prior to the Closing, and that K&E intends to act as legal counsel to Buyer, the Company and certain of their respective Affiliates after the Closing, Seller hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with K&E representing Buyer, the Company and certain of their respective Affiliates after the Closing as such representation may relate to Seller, the Company or the transactions contemplated herein (including in respect of litigation).

Section 8.18 Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties and thereto. No Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future director, officer, employee, incorporator, member, partner, equityholders, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents (“Non‑Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Equity Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

MCGRATH RENTCORP

By: /s/ Joseph F. Hanna
Name: Joseph F. Hanna
Title: Chief Executive Officer

ADLER TANK RENTALS, LLC

By: /s/ Joseph F. Hanna
Name: Joseph F. Hanna
Title: Chief Executive Officer

IRONCLAD ENVIRONMENTAL SOLUTIONS, INC.

By: /s/ Eric John
Name: Eric John
Title: Chief Executive Officer

Signature Page to Equity Purchase Agreement